Exhibit 2.1

MASTER SEPARATION AGREEMENT

BETWEEN

CBS CORPORATION

AND

CBS RADIO INC.

Dated as of February 2, 2017

- i -

- ii -

MASTER SEPARATION AGREEMENT

THIS MASTER SEPARATION AGREEMENT (this “Agreement”) dated as of February 2, 2017, by and between CBS Corporation, a Delaware corporation (“CBS”), and CBS Radio Inc., a Delaware corporation (“Radio”). CBS and Radio (including, pursuant to Section 9.12, Acquiror after the Distribution Date) are herein referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article I of this Agreement.

RECITALS

WHEREAS, CBS is engaged, directly and indirectly, in the Radio Business;

WHEREAS, prior to the date hereof, CBS has transferred, or has caused the other members of the CBS Group to transfer, to the Radio Group substantially all of the assets and liabilities of the Radio Business, except for (i) those services and assets to be provided, the licenses to be granted and the other arrangements contemplated under the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement and (ii) certain liabilities excluded pursuant to the terms hereof;

WHEREAS, the Divestiture Committee of the Board of Directors of CBS (“CBS Divestiture Committee”) has determined that it would be in the best interests of CBS and its stockholders to separate the Radio Business from the other businesses of CBS (the “Separation”), on the terms and conditions set forth in this Agreement and the Agreement and Plan of Merger, dated as of February 2, 2017 (as amended from time to time, the “Merger Agreement”), by and among CBS, Radio, Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”);

WHEREAS, CBS presently directly owns 100% of the equity of Westinghouse CBS Holding Company, Inc., a Delaware corporation (“Westinghouse”), Westinghouse presently directly owns 100% of the equity of CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”), and CBS Broadcasting presently directly owns 100% of the equity of Radio;

WHEREAS, in connection with the Separation, (a) CBS Broadcasting will distribute all of the outstanding equity of Radio to Westinghouse (the “First Distribution”); (b) Westinghouse will distribute all of the equity of Radio to CBS (the “Second Distribution” and, together with the First Distribution, the “Internal Distributions”); and (c) Radio will effect the Stock Split (together with the Internal Distributions, the “Radio Reorganization”), in each case on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement;

WHEREAS, following the consummation of the Internal Distributions, on the Distribution Date, CBS will (i) consummate an offer to exchange all of the outstanding shares of Radio Common Stock for shares of CBS Class B Common Stock then outstanding (the “Exchange Offer”) and (ii) in the event that holders of CBS Class B Common Stock subscribe for less than all of the shares of Radio Common Stock in the Exchange Offer, CBS will distribute the remaining outstanding shares of Radio Common Stock on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer, so that CBS will be treated for U.S. federal income tax purposes as having distributed all of the Radio

Common Stock to its stockholders (the “Clean-Up Spin-Off”), considering, for the purposes of calculating the pro rata distribution of Radio Common Stock pursuant to any Clean-Up Spin-Off, the CBS Class A Common Stock and CBS Class B Common Stock as a single class (collectively, including the Exchange Offer, the “Final Distribution” and together with the Internal Distributions, the “Distributions”), in each case on the terms and subject to the conditions set forth in this Agreement and the Merger Agreement;

WHEREAS, immediately following the Final Distribution, Merger Sub will merge with and into Radio (the “Merger”), with Radio surviving as a wholly owned subsidiary of Acquiror, and all outstanding shares of Radio Common Stock will be converted into shares of Acquiror’s Class A Common Stock, on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, (a) the Parties intend that, for U.S. federal income tax purposes, (i) each of the Distributions will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (b) it is a condition to the Merger that, prior to the Effective Time, the Radio Reorganization and Final Distribution be completed in accordance with this Agreement; and (c) the Final Distribution will be carried out for the corporate business purpose of tailoring Radio’s corporate structure to facilitate the Merger; and

WHEREAS, the Parties intend in this Agreement, the Merger Agreement, the Ancillary Agreements (as defined below) and the Exhibits attached hereto to set forth the principal arrangements between them regarding the Merger, the Radio Reorganization and the Final Distribution.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acquiror” has the meaning set forth in the Recitals.

“Acquiror Group” has the meaning set forth in the Merger Agreement.

“Acquiror Public Filings” has the meaning set forth in the Section 5.1(a)(ii).

“Acquiror Registration Statement” has the meaning set forth in the Merger Agreement.

“Acquiror Subsidiary” has the meaning set forth in the Merger Agreement.

“Acquiror Unaffected Stock Value” means the volume-weighted average per-share closing price of Acquiror Class A Common Stock for the five consecutive trading days beginning 15 trading days prior to the Tax Opinion Waiver Date, as listed on the NYSE.

“Action” has the meaning set forth in the Merger Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agent” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the Recitals.

“Agreement Disputes” has the meaning set forth in Section 7.1.

“Allocation” has the meaning set forth in Section 5.3(i).

“Ancillary Agreements” has the meaning set forth in the Merger Agreement.

“Assumed Securities Liabilities” means all Liabilities to the extent relating to (i) any SEC Filings or other public filings made by Acquiror (including Radio after the Distribution Date) (other than with respect to any information provided by CBS (or, before the Distribution Date, by Radio) specifically for inclusion therein) or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information provided by Acquiror specifically for inclusion in (x) the SEC Filings or (y) any public filings made by CBS following the Distribution Date.

“Assumed Liabilities” means (i) the Financing Costs, (ii) the Radio Financing, (iii) the Assumed Securities Liabilities and (iv) any amounts included in the determination of the Final Net Adjustment Amount (as defined in the Merger Agreement) as finally determined in accordance Section 3.5 of the Merger Agreement.

“Audio Product” means any audio-only programs, segments or reports and/or any other audio-only product, excluding Non-Content Assets.

“Auditors” means the independent certified public accountant(s) of CBS, Radio or Acquiror. In the case of Radio and Acquiror, it is the independent certified public accountant(s) then engaged after the Distribution Date.

“Authorizing Party” has the meaning set forth in Section 5.1(a)(iii).

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “CBS,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the CBS Group or any Benefit Plan with respect to which a member of the CBS Group is a party. When immediately preceded by “Radio,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the Radio Group or any Benefit Plan with respect to which a member of the Radio Group is a party.

“Benefits Transition Date” means January 1, 2017.

“Business” means the CBS Business or the Radio Business, as the case may be.

“Business Day” has the meaning set forth in the Merger Agreement.

“CBS” has the meaning set forth in the Preamble.

“CBS Brands” means the trademarks and domain names owned by the CBS Group, including the CBS Eye Design, CBS, CBS RADIO, and CBS SPORTS RADIO, WCBS, KCBS and any other brands that include “CBS” or the Eye Design along with any brands that include KDKA, WBBM, KYW, WWJ, WBZ, WCCO or WJZ.

“CBS Brands License Agreements” has the meaning set forth in the Merger Agreement.

“CBS Broadcasting” has the meaning set forth in the Recitals.

“CBS Business” means (a) any assets, business or operations of the CBS Group or its Affiliates, other than the Radio Business and (b) any terminated, divested or discontinued businesses or operations related to the CBS Business (as described in the foregoing clause (a)) or the Radio Business (except to the extent terminated, divested or discontinued (x) after the date of this Agreement in connection with Section 7.9 of the Merger Agreement or (y) after the Distribution Date). Notwithstanding the foregoing, the CBS Business will not include any businesses or operations related to the Radio Business that are terminated, divested or discontinued (i) after the date of this Agreement in connection with Section 7.9 of the Merger Agreement or (ii) after the Distribution Date.

“CBS Class A Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Class B Common Stock” has the meaning set forth in the Merger Agreement.

“CBS Common Stock” has the meaning set forth in the Merger Agreement.

“CBS DB Plans” has the meaning set forth in Section 8.2.

“CBS Employee” means any individual who (a) at the applicable time, is either actively employed with, or on an approved leave of absence from, the CBS Business and (b) is not a Radio Employee or a Former Radio Employee.

“CBS Group” has the meaning set forth in the Merger Agreement.

“CBS Group Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“CBS Healthcare Plans” means any plan, fund or program that was established or is maintained for the purpose of providing for its participants or their beneficiaries, medical (including PPO, EPO and HDHP coverages), mental health, dental, prescription, vision, sponsored by the CBS Group and in which Radio Employees or Former Radio Employees and their eligible dependents participate or participated.

“CBS Insurance Policies” has the meaning set forth in Section 5.3(a).

“CBS Local Portals” means the market focused local websites and local applications that CBS Local Digital Media operates for Radio and CBS.

“CBS News Content” means any Audio Product produced by the CBS Broadcasting division or CBS NEWS (or produced for CBS NEWS as a work made for hire), whenever created.

“CBS Option” has the meaning set forth in the Merger Agreement.

“CBS Public Filings” has the meaning set forth in Section 5.1(a)(ii).

“CBS Radio Content” means (i) any Audio Product produced by or for a Radio Group Entity or (ii) any other Content solely produced by or for a Radio Group Entity, in each case whenever created.

“CBS RSU Award” has the meaning set forth in the Merger Agreement.

“CBS Stock Plan” has the meaning set forth in the Merger Agreement.

“CBS Unaffected Stock Value” means the volume-weighted average per-share closing price of CBS Class B Common Stock for the five consecutive trading days beginning 15 trading days prior to the Tax Opinion Waiver Date, as listed on the NYSE.

“Closing Date” has the meaning set forth in the Merger Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

“Code” has the meaning set forth in the Recitals.

“Collective Bargaining Agreement” has the meaning set forth in the Merger Agreement.

“Common Agreements” means written agreements both (a) to which CBS and/or any of its Affiliates is a party, or under which CBS and/or any of its Affiliates receives goods or services by virtue of such entity’s affiliation with Radio, and (b) to which Radio and/or any of its Subsidiaries is a party, or under which Radio and/or any of its Subsidiaries or the Radio Business is deemed a party or receives goods or services; provided, however, that (i) CBS Insurance Policies shall be addressed as set forth in Section 5.3 and shall not be considered Common Agreements and (ii) Collective Bargaining Agreements shall be addressed in Section 8.4 and shall not be considered Common Agreements.

“Confidential Information” means, with respect to any Party, (a) any confidential or proprietary Information concerning such Party, its Business or any of its Affiliates and (b) any Information concerning such Party that is obtained by the other Party under Article IV; provided, however, Confidential Information shall not include Information that it is or was (i) in the public domain other than by the other Party’s or its Representatives breach of this Agreement or the Ancillary Agreements, (ii) available to the other Party outside the context of the Prior Relationship on a nonconfidential basis and not, to such Party’s or its Representatives actual knowledge, not in violation of any contractual, agency or fiduciary obligation, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such Party without use or reference to any such Confidential Information or (iv) mutually agreed to by the Parties in writing to be non-confidential and non-proprietary.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Confidentiality Expiration Date” means the second (2nd) anniversary of the Distribution Date.

“Content” means audio, video, images, metadata, scripts, files, hypertext links, and text content or any element of the foregoing furnished by a party at any time for use on the CBS Local Portals.

“Contract” has the meaning set forth in the Merger Agreement.

“Deductible” has the meaning set forth in Section 6.2(c).

“Distribution Date” means the date selected by the CBS Divestiture Committee or its designee for the Final Distribution; provided that such date shall be no earlier than the date on which the conditions set forth in Article VIII of the Merger Agreement (other than those that are to be satisfied by action at the Final Distribution or at the closing of the Merger Agreement, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions as of the closing of the Merger Agreement) have been satisfied or (to the extent permitted by applicable Law) waived; provided, further that the Distribution Date shall be the same date as the Closing Date.

“Distribution Filings” has the meaning set forth in Section 3.4(a).

“Distribution Tax Opinion” has the meaning set forth in Section 2.2(b).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employment Transfer Date” means (a) except as provided in the following clauses (b) and (c) of this definition, the Benefits Transition Date, (b) in the case of any Radio Employee who was transferred into the Radio Business from the CBS Business following the Benefits Transition Date, the date such employee was designated by CBS as a Radio Employee (provided that, if such transfer date would be after the date of this Agreement, such transfer shall be subject to prior approval from Acquiror, which approval shall not be unreasonably withheld), or (c) in the case of any Radio Employee who was hired by the Radio Business following the Benefits Transition Date, the date such Radio Employee commenced employment with the Radio Business.

“Environmental Law” has the meaning set forth in the Merger Agreement.

“Environmental Permit” means any Permit issued by any Governmental Authority pursuant to any Environmental Law.

“Equity Award Adjustment Ratio” has the meaning set forth in the Merger Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

“Escalation Notice” has the meaning set forth in Section 7.2(a).

“Exchange Act” has the meaning set forth in the Merger Agreement.

“Excluded Environmental Liabilities” means any and all Liabilities to the extent arising out of or relating to the occurrence or existence of (a) any Release of Hazardous Materials prior to the Distribution Date; (b) the use, generation, storage, disposal, handling, treatment, recycling, shipment, transportation (or arrangement for any of the foregoing) prior to the Distribution Date of any Hazardous Materials; or (c) any actual or alleged violation of any Environmental Law or any Environmental Permit which occurred prior to the Distribution Date.

“Excluded Liabilities” means, other than any Assumed Liabilities, (a) all Liabilities to the extent relating to, arising out of, or resulting from businesses and operations conducted, operated, managed or owned, in whole or in part, by the CBS Business; (b) all costs, fees and expenses of third parties (including any legal, investment banking or other advisory costs or expenses, but other than any Financing Costs) incurred by or on behalf of any member of the Radio Group at or prior to the Distribution Date to the extent incurred in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement; (c) all agreements, obligations and Liabilities of any member of the CBS Group expressly set forth under any Transaction Agreement; (d) all Liabilities (except for any of the Assumed Securities Liabilities) to the extent relating to, arising out of or resulting from claims made by or on behalf of holders of any CBS securities (including debt securities), in their capacities as such, whether made under any applicable corporate, securities or other Laws, or by or on behalf of any Governmental Authority under any applicable securities Laws to the extent relating to any CBS securities (including debt securities); and (e) any Excluded Environmental Liabilities.

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Financing Costs” means any costs, fees and expenses actually incurred prior to or as of the earlier of (a) Closing or (b) the termination of the Merger Agreement by the Acquiror Group, CBS Group or Radio Group (other than costs, fees and expenses of third party advisors (including legal counsel) to the CBS Group or Radio Group) to the extent incurred in connection with the Radio Financing or an amendment or waiver to the Radio Existing Credit Agreement to expressly permit the Transactions (as defined in the Merger Agreement), other than, in each case, any claims for indemnification made against the CBS Group or the Radio Group.

“Former CBS Employee” means any individual who (a) is a former employee of the CBS Business (including any business or entity that would be a part of the CBS Business if it existed as of the Distribution Date) and (b) is not a Radio Employee or a Former Radio Employee.

“Former Radio Employee” means any individual who is a former employee of the Radio Business (including any business or entity that would be a part of the Radio Business if it existed as of the Distribution Date); provided that if such individual is also a former employee of the CBS Business, such individual shall only be considered a Former Radio Employee if such individual was most recently an employee of the Radio Business (which for purposes hereof shall mean that the employee primarily provided services to a business or entity that is a part of the Radio Business or that would be a part of the Radio Business if it existed on the Distribution Date).

“Future CBS Litigation Matter” has the meaning set forth in Section 5.2(d)(i).

“Future Joint Litigation Matters” has the meaning set forth in Section 5.2(d)(iii).

“Future Radio Litigation Matter” has the meaning set forth in Section 5.2(d)(ii).

“GAAP” has the meaning set forth in the Merger Agreement.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means either the CBS Group, the Radio Group or the Acquiror Group, as the context requires.

“Hazardous Materials” has the meaning set forth in the Merger Agreement.

“Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), mental health, dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, cancer care, health benefits advocate or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

“Indebtedness” has the meaning set forth in the Merger Agreement.

“Indemnified Party” means any Person who is entitled to receive payment or defense from an Indemnifying Party pursuant to this Agreement or any Ancillary Agreement.

“Indemnifying Party” means any Person who is required to pay or defend any other Person pursuant to this Agreement or any Ancillary Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (a) received by an insured or reinsured from an insurer or reinsurer or (b) paid by an insurer or reinsurer on behalf of the insured or reinsured, in any such case net of any self-insured retention, deductible or other form of self-insurance and net of any third party costs or expenses incurred in the collection thereof.

“Insurance Rights” means any and all rights under or arising out of the CBS Insurance Policies and any and all claims and causes in action under or arising out of the CBS Insurance Policies and for benefits and proceeds thereof, including, without limitation, those rights, claims or causes in action held directly as an insured, additional insured, additional named insured, subsidiary, affiliate, division or department, successor-in-interest or assignee to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with applicable Law.

“Intellectual Property Rights” has the meaning set forth in the Merger Agreement.

“Joint Digital Services Agreement” has the meaning set forth in the Merger Agreement.

“Joint Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“Law” has the meaning set forth in the Merger Agreement.

“Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

“Losses” means any and all payments, losses, liabilities, damages, expenses (including without limitation, attorney’s fees and expenses incurred in good faith) and costs.

“Materials” mean any and all tapes, discs, recordings and other physical media containing Audio Product.

“Misplaced Assets and Liabilities” has the meaning set forth in Section 3.4(f).

“Named Party” has the meaning set forth in Section 5.2(d)(iv).

“Non-Content Assets” has the meaning set forth in Section 5.2(f).

“NYSE” has the meaning set forth in the Merger Agreement.

“Other Party” has the meaning set forth in Section 5.1(a)(iii).

“Owning Party” has the meaning set forth in Section 4.2.

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Permits” means authorizations, licenses, permits, waivers, registrations, concessions, exemptions or certificates issued by any Governmental Authority, including right-of-way agreements and similar approvals issued by any Governmental Authority, including Environmental Permits.

“Person” has the meaning set forth in the Merger Agreement.

“Prior Relationship” means the relationship between CBS and Radio at any time prior to the Distribution Date.

“Proxy Statement/Prospectus” has the meaning set forth in the Merger Agreement.

“Public Filings” has the meaning set forth in Section 5.1(a)(ii).

“Radio” has the meaning set forth in the Preamble.

“Radio 401(k) Plan” means the tax-qualified plan established by the Radio Group as contemplated by Section 8.3.

“Radio Business” means the business and operations of the Radio Group described in the Registration Statement on Form S-1 (Registration No. 333-212443) of Radio, including all exhibits thereto and as supplemented and amended (the “Radio IPO Registration Statement”), as most recently filed as of the date of this Agreement, and as currently conducted by the Radio Group and the CBS Group (except for those services and assets to be provided, the licenses to be granted and the other arrangements contemplated under the Transition Services Agreement, the CBS Brands License Agreements and the Joint Digital Services Agreement); provided that the current or former businesses and operations of “CBS Local Digital Media,” as relates to the CBS Local Portals, and “CBS Malls” shall not be deemed part of the Radio Business; except that the current or former businesses and operations of “CBS Local Digital Media,” as relates to the CBS Local Portals, and “CBS Malls” shall be deemed part of the Radio Business solely for the purposes of Section 5.1; provided, further, that the “Radio Business” shall not include any businesses or operations of the CBS Group or the Radio Group terminated, divested or discontinued prior to the Distribution Date (other than any businesses or operations related to the Radio Business that are terminated, divested or discontinued after the date of this Agreement in connection with Section 7.9 of the Merger Agreement, which shall be deemed part of the Radio Business). For the avoidance of doubt, any businesses or operations related to the Radio Business that are terminated, divested or discontinued after the Distribution Date shall be deemed part of the Radio Business.

“Radio CBAs” has the meaning set forth in Section 8.4.

“Radio Common Stock” means (a) before Radio has completed the Stock Split, the Radio Existing Common Stock and (b) after Radio has completed the Stock Split, the Radio New Common Stock.

“Radio Digital Works” has the meaning set forth in Section 5.2(f)(ii).

“Radio Employee” means any individual who, at the applicable time, is either actively employed with or on an approved leave of absence from the Radio Business.

“Radio Excess 401(k) Plan” has the meaning set forth in Section 8.3(b).

“Radio Existing Common Stock” means Radio Series 1 Common Stock and Radio Series 2 Common Stock, together.

“Radio Financing” has the meaning set forth in the Merger Agreement.

“Radio Group” has the meaning set forth in the Merger Agreement.

“Radio Indemnitees” has the meaning set forth in Section 6.2(a).

“Radio IPO Registration Statement” has the meaning set forth in the definition of Radio Business.

“Radio Liabilities” means any and all Liabilities (other than the Excluded Liabilities) relating to or arising out of all assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by the Radio Business, whether presently in existence or arising before or after the date of this Agreement. Notwithstanding anything herein to the contrary, the Radio Liabilities shall include the Assumed Liabilities.

“Radio Multiemployer Plans” has the meaning set forth in Section 8.4.

“Radio New Common Stock” has the meaning set forth in Section 2.1(c).

“Radio Participants” has the meaning set forth in Section 8.2.

“Radio Registration Statement” has the meaning set forth in Section 3.4(a).

“Radio Series 1 Common Stock” means the Series 1 Common Stock, par value $0.01 per share, of Radio.

“Radio Series 2 Common Stock” means the Series 2 Common Stock, par value $0.01 per share, of Radio.

“Radio Station” has the meaning set forth in the Merger Agreement.

“Radio Subsidiary” has the meaning set forth in the Merger Agreement.

“Radio Unaudited Financial Statements” has the meaning set forth in the Merger Agreement.

“Record Date” means the close of business on the date to be determined by the CBS Divestiture Committee or its designee as the record date for determining holders of CBS Common Stock entitled to receive shares of Radio Common Stock in connection with any Clean-Up Spin-Off.

“Record Holders” means the holders of record of CBS Common Stock as of the close of business on the Record Date.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

“Release” means any release, spill, emission, leaking, pumping, deposit, disposal, discharge, dispersal, escape, injection, leaching or migration into the indoor or outdoor environment, including any movement through or in the air, soil, surface water, sediment, groundwater or property.

“Representatives” has the meaning set forth in the Merger Agreement.

“Responsible Party” has the meaning set forth in Section 5.2(d)(iv).

“Retained CBS Information” means, to the extent in the possession of Radio or any member of the Radio Group and not delivered to CBS in accordance with the terms of this Agreement, (i) all business records to the extent related to the CBS Business, including the corporate or limited liability company minute books and related stock records of the members of the CBS Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the CBS Business, (ii) all financial and property Tax records of the members of the CBS Group and (iii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, production and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property Rights of CBS, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the CBS Business prior to the Distribution Date.

“Retained Radio Information” means, to the extent in the possession of CBS or any member of the CBS Group and not delivered to Radio in accordance with the terms of this Agreement, (i) all business records to the extent related to the Radio Business, including the corporate or limited liability company minute books and related stock records of the members of the Radio Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Radio Business, (ii) all financial and property Tax records of the members of the Radio Group and (iii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, production and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, including all books and records related to the registered Intellectual Property Rights of the Radio Business, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case, to the extent related to the operation of the Radio Business prior to the Distribution Date.

“Retention Period” has the meaning set forth in Section 4.3(a).

“SEC” has the meaning set forth in the Merger Agreement.

“SEC Filings” has the meaning set forth in Section 5.2(d)(iii).

“Securities Act” has the meaning set forth in the Merger Agreement.

“Schedule TO” has the meaning set forth in the Merger Agreement.

“Shared Information” means (i) all Information provided by any member or Representative of the Radio Group or the Radio Business to a member of the CBS Group prior to the Distribution Date, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Radio Business prior to the Distribution Date or the Acquiror Business (including the Radio Business) after the Distribution Date and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or the Merger Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of CBS or Radio and the successors thereto, as the case may be.

“Stock Split” has the meaning set forth in Section 2.1(c).

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” has the meaning set forth in the Merger Agreement.

“Taxing Authority” has the meaning set forth in the Merger Agreement.

“Tax Matters Agreement” has the meaning set forth in the Merger Agreement.

“Tax Opinion Waiver Date” means the date CBS publicly discloses that it has waived the condition set forth in Section 2.2(a)(ii) or Section 3.3(a)(ii).

“Tax Opinion Waiver Ratio Impact” means an amount equal to the greater of (a) the Equity Award Adjustment Ratio minus the Unaffected Exchange Ratio or (b) zero.

“Tax Opinion Waiver Penalty” means a dollar amount equal to the product of (a) the sum of (i) the number of shares of CBS Common Stock subject to CBS Options held by Radio Employees immediately prior to the Effective Time and (ii) the number of CBS RSU Awards held by a Radio Employee outstanding as of immediately prior to the Effective Time, multiplied by (b) the Tax Opinion Waiver Ratio Impact, multiplied by (c) the Acquiror Unaffected Stock Value.

“Third-Party Claim” has the meaning set forth in Section 6.5(c).

“Transaction Agreements” has the meaning set forth in the Merger Agreement.

“Transactions” has the meaning set forth in the Merger Agreement.

“Transition Services Agreement” has the meaning set forth in the Merger Agreement.

“Unaffected Exchange Ratio” means the CBS Unaffected Stock Value divided by the Acquiror Unaffected Stock Value.

“Westinghouse” has the meaning set forth in the Recitals.

“WC Effective Time” has the meaning set forth in Section 8.7(c).

ARTICLE II

RADIO REORGANIZATION

Section 2.1 Radio Reorganization. On or prior to the Distribution Date, and subject to the terms and conditions of this Agreement:

(a) First Distribution. CBS shall cause CBS Broadcasting to complete the First Distribution.

(b) Second Distribution. Immediately following the consummation of the First Distribution, CBS shall cause Westinghouse to complete the Second Distribution.

(c) Radio Stock Split. Following the consummation of the Second Distribution, Radio shall (i) take all necessary actions to ensure that the Radio Series 1 Common Stock and Radio Series 2 Common Stock are combined into a single class of common stock, par value $0.01 per share (the “Radio New Common Stock”), (ii) authorize the issuance of at least 101,407,494 shares of Radio New Common Stock and (iii) effect a stock split of the outstanding shares of Radio New Common Stock, as a result of which, as of immediately prior to the effective time of the Final Distribution, 101,407,494 shares of Radio New Common Stock will be issued and outstanding, all of which will be owned directly by CBS (collectively, the “Stock Split”).

(d) The Parties acknowledge that they must obtain the consent of the Federal Communications Commission prior to effectuating the First Distribution, the Second Distribution, the Final Distribution and any other transaction that would result in a change in control of Radio. The Parties further acknowledge that such consents shall be “Approvals” under the Merger Agreement and the efforts of CBS and Radio to obtain such consents shall be subject to the terms and conditions of Section 7.9 of the Merger Agreement.

Section 2.2 Conditions to the Radio Reorganization.

(a) The obligation of CBS pursuant to this Agreement to effect the Radio Reorganization will be subject to the fulfillment or (to the extent permitted by applicable Law) waiver by CBS at or prior to the Distribution Date of the following conditions, subject to CBS’s ability to extend the Distribution Date:

(i) Each condition in Article VIII of the Merger Agreement to each party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, (iii) is or has been waived (to the extent permitted by applicable Law) by the applicable party, as the case may be, (iv) are conditions that by their nature are to be satisfied at the Distribution Date or (v) are conditions set forth in Section 8.1(a) of the Merger Agreement;

(ii) CBS shall have received an opinion from Wachtell, Lipton, Rosen & Katz, counsel to CBS, that each of the Distributions will qualify as a tax-free transaction under Section 355 of the Code (the “Distribution Tax Opinion”); and

(iii) CBS and Radio shall have received any necessary permits and authorizations under state securities or “blue sky” Laws of the United States, the Securities Act and the Exchange Act in connection with the Radio Reorganization and Final Distribution and such permits and authorizations shall be in effect.

(b) If CBS waives the condition set forth in Section 2.2(a)(ii), then unless such condition cannot be met solely as a result of one or more events, facts or circumstances that are not within the control of CBS, CBS shall pay to Acquiror the Tax Opinion Waiver Penalty (without duplication of any amount paid pursuant to Section 3.3(b)) no later than the fifth (5th) Business Day after the Effective Date. For the avoidance of doubt, changes in Law shall not be considered to be within the control of CBS, and purchases of CBS Common Stock and Radio Existing Common Stock shall be considered within the control of CBS.

Section 2.3 Ancillary Agreements. On or prior to the Distribution Date as set forth in the Merger Agreement, each of CBS and Radio shall (and shall cause each of their applicable Subsidiaries to) execute and deliver each of the Ancillary Agreements to which it is a party that have not previously been executed.

ARTICLE III

THE FINAL DISTRIBUTION

Section 3.1 Form of Final Distribution.

(a) Following completion of the Stock Split, on the Distribution Date, CBS and Radio will effect the Final Distribution through the Exchange Offer (including any Clean-Up Spin-Off).

(b) CBS, in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement and the terms set forth on Schedule 3.1(b) hereto), will determine the terms of the Exchange Offer, including the number of shares of Radio Common Stock that will be offered for each validly tendered share of CBS Class B Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions will comply with all Law requirements applicable to such Exchange Offer and the rules and regulations of the NYSE.

(c) In the event that the holders of CBS Class B Common Stock subscribe for less than all of the outstanding shares of Radio Common Stock in the Exchange Offer (any such unsubscribed shares, the “Unsubscribed Shares”), the CBS Divestiture Committee will establish (or designate Persons to establish) a Record Date for the Clean-Up Spin-Off and CBS will consummate the Clean-Up Spin-Off of the Unsubscribed Shares on the Distribution Date immediately following the consummation of the Exchange Offer. The terms and conditions of any Clean-Up Spin-Off shall be as determined by CBS, in its sole discretion, and will comply with the requirements of all applicable Laws and the rules and regulations of the NYSE; provided, however, that in the Clean-Up Spin-Off all of the Unsubscribed Shares must be distributed to holders of CBS Common Stock remaining outstanding after consummation of the Exchange Offer.

Section 3.2 Manner of Final Distribution.

(a) Subject to the terms of the Exchange Offer, each holder of CBS Class B Common Stock may elect in the Exchange Offer to exchange a number of shares of CBS Class B Common Stock held by such CBS stockholder for shares of Radio Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by CBS in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement) and set forth in the Radio Registration Statement.

(b) To the extent there is any Clean-Up Spin-Off, each Record Holder will be entitled to receive for each share of CBS Common Stock held by such Record Holder after consummation of the Exchange Offer a number of shares of Radio Common Stock equal to the total number of Unsubscribed Shares, multiplied by a fraction, the numerator of which is total number of shares of CBS Common Stock held by such Record Holder after consummation of the Exchange Offer and the denominator of which is the total number of shares of CBS Common Stock outstanding on the Distribution Date; provided that for the purposes of calculating such fraction pursuant to any Clean-Up Spin-Off, CBS Class A Common Stock and CBS Class B Common Stock shall be considered as a single class.

(c) None of the Parties, nor any of their Affiliates hereto will be liable to any Person in respect of any shares of Radio Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.3 Conditions to the Final Distribution.

(a) The obligation of CBS pursuant to this Agreement to effect the Final Distribution on the Distribution Date will be subject to the fulfillment or (to the extent permitted by applicable Law) waiver by CBS at or before the Distribution Date of the following conditions, subject to CBS’s ability to extend the Distribution Date:

(i) the Radio Reorganization shall have been consummated;

(ii) CBS shall have received the Distribution Tax Opinion;

(iii) CBS and Radio shall have received any necessary permits and authorizations under state securities or “blue sky” Laws of the United States, the Securities Act and the Exchange Act in connection with the Final Distribution and such permits and authorizations shall be in effect;

(iv) CBS and Radio shall have prepared and delivered to the holders of record of CBS Common Stock such information concerning Radio, its business, operations and management, the Final Distribution and such other matters as CBS shall reasonably determine and as may otherwise be required by Law; and

(v) each condition in Article VIII of the Merger Agreement to each party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, (iii) is or has been waived (to the extent permitted by applicable Law) by the applicable party, as the case may be, (iv) are conditions that by their nature are to be satisfied at the Distribution Date or (v) are conditions set forth in Section 8.1(a) of the Merger Agreement.

(b) If CBS waives the condition set forth in Section 3.3(a)(ii), then unless such condition cannot be met solely as a result of one or more events, facts or circumstances that are not within the control of CBS, CBS shall pay to Acquiror the Tax Opinion Waiver Penalty (without duplication of any amount paid pursuant to Section 2.2(b)) no later than the fifth (5th) Business Day after the Effective Date. For the avoidance of doubt, changes in Law shall not be considered to be within the control of CBS, and purchases of CBS Common Stock and Radio Existing Common Stock shall be considered within the control of CBS. For the avoidance of doubt, CBS shall not be required to pay to Acquiror the Tax Opinion Waiver Penalty more than once.

Section 3.4 Actions Prior to Final Distribution.

(a) Subject to the terms and conditions of this Agreement and the Merger Agreement, prior to the Distribution Date, CBS will be permitted, in its sole discretion (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement), to direct and control the efforts of the Radio Group in connection with the Radio Reorganization, Final Distribution and Merger (including the selection of an investment bank or manager in connection with the Radio Reorganization, Final Distribution and Merger, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for CBS and Radio), and Radio will take, or cause the members of the Radio Group to take, all actions and do, or cause the members of the Radio Group to do, all things directed by CBS to facilitate the Radio Reorganization, Final Distribution and Merger as directed by CBS (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement). Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement and the Merger Agreement, prior to the Distribution Date, at the direction of CBS, in its sole discretion, Radio will and will cause the members of the Radio Group to take the following actions: (i) cooperating with CBS in preparing and filing with the SEC (A) the registration under the Securities Act and the Exchange Act of Radio Common Stock in the Exchange Offer and Clean-Up Spin-Off on an appropriate registration form or forms to be designated by CBS (the “Radio Registration Statement”), (B) the Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act that CBS reasonably determines are necessary or desirable, (C) any amendments or supplements to the Radio Registration Statement and the Schedule TO as may be required by Law or may be necessary or advisable in order to cause the such documents to become and remain effective as required by the SEC or federal, state or other applicable Laws, and (D) any requisite no-action letters which CBS determines are necessary or desirable to effectuate the Radio Reorganization, Final Distribution and Merger (the actions contemplated by clauses (A)-(D) collectively, the “Distribution Filings”), (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Radio Reorganization, Final Distribution and Merger (including any marketing efforts), (iii) using reasonable best efforts to furnish to any dealer manager or other similar agent participating in the Final Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for a underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested, and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Radio and is reasonably required in connection with the Radio Reorganization, Final Distribution and Merger.

(b) CBS and Radio will prepare and mail, prior to the Distribution Date, to the holders of CBS Common Stock, such information concerning Radio, its business, operations and management, the Final Distribution and such other matters as CBS shall determine and as may otherwise be required by Law (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement). CBS and Radio will prepare, and Radio will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which CBS determines (but subject to its obligations under Sections 7.3, 7.4 and 7.9(a) of the Merger Agreement) are necessary or desirable to effectuate the Final Distribution, including the Distribution Filings, and CBS and Radio will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) CBS and Radio will take all such action as CBS reasonably determines to be necessary or appropriate under the securities or blue sky Laws of the United States in connection with the Final Distribution and the Radio Reorganization.

(d) Radio, on behalf of itself and each other member of the Radio Group, on the one hand, and CBS, on behalf of itself and each other member of the CBS Group, on the other hand, will terminate, effective as of the Distribution Date, any and all Contracts between or among Radio or any member of the Radio Group, on the one hand, and CBS or any member of the CBS Group, on the other hand. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Distribution Date and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The provisions of this Section 3.4(d) will not apply to any of the following Contracts (or to any of the provisions thereof): (i) this Agreement, the Merger Agreement and the other Transaction Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any other Transaction Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); (ii) any of the Contracts listed on Schedule 5.18, Schedule 7.2 or Schedule 7.8 of the CBS Disclosure Letter or Leases between CBS and Radio; and (iii) any Common Agreements (it being understood that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts shall be governed by Section 5.4, if applicable).

(e) Prior to the date hereof, the Parties have taken actions to separate the CBS Business from the Radio Business, and to convey, assign or otherwise transfer to the CBS Group the assets, rights, Liabilities and other items relating to the CBS Business (including, for the avoidance of doubt, any assets included on the Radio Unaudited Financial Statements) (but not including, for the avoidance of doubt, any Assumed Liabilities), and to convey, assign or otherwise transfer to the Radio Group (including the Acquiror Group after the Distribution Date) the assets, rights, Liabilities and other items relating to the Radio Business (but not including, for the avoidance of doubt, any Excluded Liabilities). Prior to the Distribution Date, CBS and Radio will use their commercially reasonable efforts to identify any assets, rights, Liabilities and other items primarily relating to the CBS Business held by the Radio Group (other than any Assumed Liabilities) and any assets, rights, Liabilities and other items primarily relating to the Radio Business held by the CBS Group (other than any Excluded Liabilities) (collectively, the “Misplaced Assets and Liabilities”). Prior to the Distribution Date, CBS will notify in writing Radio and Acquiror, and Radio will notify in writing CBS and Acquiror, of any Misplaced Assets and Liabilities. Upon receipt of Acquiror’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, CBS and Radio will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the appropriate Party and the applicable members of its Group, such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as reasonably necessary or desirable in order to more effectively to transfer, convey and assign to the appropriate Party and the members of its Group and confirm the receiving Party’s and the members of its Group’s title to any Misplaced Assets and Liabilities, to put the receiving Party and the members of its Group in actual possession and operating control thereof and to permit the receiving Party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained; provided that neither Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees).

Section 3.5 Actions Following the Final Distribution.

(a) At the reasonable request of either Radio or Acquiror, on the one hand, or CBS, on the other hand, following the Distribution Date, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group, such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting Party and the members of its Group and confirm the requesting Party’s and the members of its Group’s title to all of the assets, rights and other items contemplated to be transferred to the requesting Party and the members of its Group pursuant to this Agreement, the Merger Agreement, the Ancillary Agreements, and any documents referred to herein or therein, or that relate primarily to the CBS Business, if the transferee is a member of the CBS Group, or the Radio Business, if the transferee is a member of the Acquiror Group or the Radio Group, to put the requesting Party and the members of its Group in actual possession and operating control thereof and to permit the requesting Party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of either Radio or Acquiror, on the one hand, or CBS, on the other hand, following the Distribution Date, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting Party may reasonably deem necessary or desirable in order to have the other Party fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the other Party under this Agreement, the Merger Agreement, the Ancillary Agreements and any documents referred to herein or therein, or that relate primarily to the CBS Business, if the other Party is a member of the CBS Group, or the Radio Business, if the other Party is a member of the Acquiror Group or the Radio Group, and to relieve the CBS Group, Radio Group or Acquiror Group, as applicable, of any liability or obligation with respect thereto and evidence the same to third parties. Neither the requesting Party nor the other Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

(b) Other than as set forth herein, in the Merger Agreement or the Ancillary Agreements (in each case, including the Exhibits or Schedules thereto), each Party represents and warrants to the other Party that, as of the date hereof, such Party is not aware of any Misplaced Assets and Liabilities or any assets, rights, liabilities and other items that are or would be subject to Section 3.5(a) above. Following the Distribution Date, in the event a Party identifies any Misplaced Assets or Liabilities in its possession, such Party agrees to promptly (and in any event within 30 days of such identification) provide the other Party with written notice of such identification, which notice shall include a reasonable description of the Misplaced Asset or Liability and its relationship to the Radio Business or CBS Business, as applicable.

Section 3.6 Additional Matters.

(a) Tax Withholding. CBS, Radio, or the transfer agent or the exchange agent in the Final Distribution, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Disclaimer of Representations and Warranties. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP (INCLUDING THE ACQUIROR, ON BEHALF OF THE ACQUIROR GROUP, EFFECTIVE AS OF THE DISTRIBUTION DATE), UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, AND EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE MATTERS ADDRESSED IN THIS AGREEMENT OR IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, (A) NO MEMBER OF THE CBS GROUP, THE RADIO GROUP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY ASSETS OF CBS OR RADIO, ANY LIABILITIES OF CBS OR RADIO, THE RADIO BUSINESS OR THE CBS BUSINESS; AND (B) NONE OF CBS, RADIO OR ANY MEMBER OF THE CBS GROUP OR THE RADIO GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MERGER, RADIO REORGANIZATION, FINAL DISTRIBUTION, THE ENTERING INTO OF THIS AGREEMENT, THE MERGER AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV

DISCLOSURE OF INFORMATION

Section 4.1 Restrictions on Disclosure of Information. Without limiting any rights or obligations under any other agreement between or among the Parties and/or any of their respective Affiliates relating to confidentiality, until the Confidentiality Expiration Date, each of the Parties agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis. Each of the Parties shall maintain, and shall cause its respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.1.

Section 4.2 Disclosure of Information. If any of the Parties or any of their respective Affiliates or Representatives becomes required by any Governmental Authority or applicable Law to disclose any Confidential Information, such disclosing Party shall, to the extent legally permitted, promptly notify the Party owning (or asserting ownership of) the Confidential Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.2. All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.2, the disclosing Party or its Affiliate or Representative, as applicable, shall (i) disclose only that portion of the Confidential Information it is required by Law to disclose, (ii) use all commercially reasonable efforts, at the Owning Party’s expense, to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (iii) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

Section 4.3 Record Retention.

(a)    Each of the CBS Group and Radio Group (including the Acquiror Group after the Distribution Date) shall use its commercially reasonable efforts to preserve and keep all Information reasonably believed to be material to the Radio Business (x) in the possession of such Party or its Representatives as of the Distribution Date or (y) that comes into the possession of such Party or its Representatives after the Distribution Date, and relating to the Radio Business prior to any pre-Distribution Date period, whether in electronic form or otherwise, for no less than the later of (i) such Party’s respective record retention policy as in effect as of the Distribution Date or such other document retention policy as may be reasonably adopted by the applicable Party from and after the Distribution Date (provided that each Party shall notify the other Party of any such change), (ii) any period as may be required by Law or (iii) any period during which such books and records are the subject of pending or threatened litigation or regulatory investigation (to the end of such latest period, the “Retention Period”), at such Party’s sole cost and expense; provided that (1) with respect to any litigation or investigation arising after the Distribution Date, clause (iii) of this sentence applies only to the extent that the Party in possession of such books and records has been notified of the retention requirements and (2) from and after the six (6) year anniversary of the Distribution Date, either the CBS Group or the Radio Group may dispose, in a manner consistent with the confidentiality provisions of this Agreement, of any Information (other than that Information subject to the request of the other Party). Prior to knowingly disposing of any material financial records or workpapers or any internal audit workpapers and reports, to the extent such books and records relate to the Radio Business and any pre-Distribution Date period, each of CBS and Radio (including Acquiror after the Distribution Date) shall use commercially reasonable efforts to notify the other Party in writing of such intention and afford the other Party the opportunity to take possession or request copies of such books and records at its discretion. For the avoidance of doubt, nothing in this Section 4.3 shall be interpreted as limiting the Tax Matters Agreement.

(b) CBS shall deliver to Radio on, or as soon as practicable after (and in any event within thirty (30) days of), the Distribution Date any and all original corporate organization books that CBS has in its possession relating primarily to the Radio Business, copies of which CBS may retain.

(c) With respect to each of CBS, Radio and Acquiror, nothing in Section 4.3(b) shall require either Party to deliver (i) any documents or information the disclosure of which could, in the disclosing Party’s good faith reasonable belief, waive any legal privilege or doctrine of such disclosing Party; (ii) any documents or information prepared in connection with the Radio Reorganization, Final Distribution or Merger or other strategic transaction involving CBS’s interest in Radio; or (iii) any materials regarding the Radio Business created by CBS, other than any such materials created for or on behalf of any member of the Radio Group, or any of their predecessors; provided, however, that in the event a Party chooses to withhold any documents or information pursuant to clause (i), the Parties shall use commercially reasonable efforts to provide access to such information in a manner that would not reasonably be expected to violate any such privilege.

ARTICLE V

COVENANTS

Section 5.1 Financial and Other Information.

(a) CBS and Radio agree that:

(i) Unless CBS specifies otherwise to Acquiror or Radio to extend the time allowed to comply with the deliveries specified in this Section 5.1(a), with reasonable advance notice, Acquiror and Radio shall provide to CBS, within eight (8) Business Days after the end of the quarter in which the Distribution Date occurs, electronic submissions of Radio’s year to date consolidated income statement and cash flows and Radio’s consolidated balance sheet, in each case as of the Distribution Date. In the event that the Distribution Date occurs on a date other than the last calendar day of the month, such electronic submissions shall be for the year through the end of the month in which the Distribution Date occurs.

(ii) Until the completion of each Party’s audit for the fiscal year in which the Distribution Date occurs, each of CBS, Acquiror and Radio shall cooperate in all reasonable respects, and cause their respective accountants to cooperate in all reasonable respects, to the extent requested by the other Party in the preparation of the other Party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made or information furnished by CBS or Acquiror with the SEC, any national securities exchange or made publicly available (collectively, “CBS Public Filings” and the “Acquiror Public Filings” and together, the “Public Filings”) (to the extent relating to the Radio Group or the other Party). Until the completion of each Party’s audit for the fiscal year in which the Distribution Date occurs, CBS and Radio agree to provide to each other reasonable assistance and, subject to Article IV, reasonable access to its properties, books and records, other Information and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable (to the extent relating to the Radio Group or the Other Party) (A) such other Party to meet its timetable for dissemination of its Public Filings and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (B) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (C) such other Party to respond to any written request or official comment from a Governmental Authority, including in connection with responding to a comment letter from the SEC (to the extent relating to the Radio Group or the other Party); provided, that in connection with clause (C), each Party shall provide reasonable assistance on the terms set forth in this Section 5.1 for a period of three years following the Distribution Date. Prior to the release or filing thereof, CBS and Acquiror shall provide each other with a draft of any portion of a Public Filing containing information relating to the other Party and its Subsidiaries and shall give such Party an opportunity to review such information and comment thereon; provided that, with respect to any Public Filings made prior to the Distribution Date, CBS shall determine in its sole discretion the final form and content of all such Public Filings; provided, further, that any access provided pursuant to this Section 5.1 will not be unreasonably disruptive to the business and affairs of the CBS Group, Radio Group or the Acquiror Group.

(iii) To the extent it relates to a pre-Distribution Date period, each Party shall authorize its Auditors (such Party, the “Authorizing Party”) to make available to the other Party’s Auditors both the personnel who performed or are performing the annual audit of the Authorizing Party and work papers related to the annual audit of the Authorizing Party, in all cases within a reasonable time prior to the date of the other Party’s Auditors opinion, so that the other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Authorizing Party’s Auditors as it relates to the other Party’s Auditors report on the other Party’s statements, all within sufficient time to enable the other Party to meet its timetable for the printing, filing and public dissemination of the other Party’s annual audited financial statements. For the avoidance of doubt, this clause (iii) shall not require the Acquiror or its Auditors to provide any information to CBS or its Auditors with respect to its Affiliates who are not a member of the Radio Group or CBS or its Auditors to provide any information to Acquiror or its Auditors with respect to the CBS Business.

(iv) To the extent it relates to a pre-Distribution Date period, each Party shall provide the other Party’s internal auditors access to its and their its Subsidiaries’ books and records so that the other Party may conduct reasonable audits relating to the financial statements provided by such Party pursuant hereto as well as to the internal accounting controls and operations of such Party and its Subsidiaries. For the avoidance of doubt, this clause (iv) shall not require the Acquiror or its Auditors to provide any information to CBS or its Auditors with respect to its Affiliates who are not a member of the Radio Group or CBS or its Auditors to provide any information to Acquiror or its Auditors with respect to the CBS Business.

(v) (A) To the extent it relates to a pre-Distribution Date period, each Party shall give the other Party as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on the date hereof; and (B) each Party will consult with the other Party and, and the request of either Party, such Party’s Auditors with respect to the matters described in clause (A) of this Section 5.1(a)(v). Further, notwithstanding the time periods specified in this Section 5.1, each Party will give the other Party prompt notice of any amendments or restatements of accounting statements with respect to pre-Distribution Date periods, and will provide the other Party with access as provided in clauses (iii) and (iv) hereof as promptly as possible such that the other Party will be able to meet its financial reporting requirements.

(vi) In the event that either Radio or (to the extent related to Radio) CBS or Acquiror is the subject of any SEC comment, review or investigation (formal or informal) relating to a period prior to the Distribution Date (or in the event that Radio is the accounting acquiror in the transaction, the period is changed to also include the period from the Distribution

Date through the two (2) fiscal years following the fiscal year in which the Distribution Date occurs), such Party shall notify the other Party within two (2) Business Days and give the other Party a reasonable opportunity to be involved in responding to such comment, review or investigation. CBS shall approve the final response to any such comment, review or investigation to the extent related to the Radio Group’s business or operations for a period prior to the Distribution Date (which approval shall not be unreasonably withheld, conditioned or delayed). Information provided pursuant to this Section 5.1 shall be deemed Confidential Information for purposes of this Agreement and shall be treated in accordance with the provisions of Article IV. Nothing in this Section 5.1 shall require the CBS Group, Radio Group or Acquiror Group to violate any agreement with any of its customers, suppliers or other third parties regarding the confidentiality of commercially sensitive information relating to those customers, suppliers or other third parties or their businesses; provided that in the event that the CBS Group, Radio Group or Acquiror Group is required under this Section 5.1 to disclose any such information, CBS, Radio and Acquiror shall use all commercially reasonable efforts to seek to obtain such customers’, suppliers’ or other third parties’ consent to the disclosure of such information.

(vii) In the event that Radio is the accounting acquiror in the Transactions, and during the period from the Distribution Date through the second (2nd) fiscal year after the fiscal year in which the Distribution Date occurs the Acquiror contemplates a material change in accounting principle, policy or estimate, or the Acquiror receives a claim or request for information from a regulatory agency (including, but not limited to, a tax authority, the SEC, Federal Communications Commission, or other governmental authority) or if the Acquiror is subject to a legal claim or dispute relating to the Radio Group, the Acquiror shall notify CBS immediately and give CBS a reasonable opportunity to be involved in responding to such claim, inquiry, dispute or request.

(b) Except as provided in any Ancillary Agreement, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Distribution Date and until the later of (x) the sixth anniversary of the Distribution Date and (y) the expiration of the relevant statute of limitations period, if applicable, and subject to the terms of the Transaction Agreements, upon the prior written reasonable request (i) by CBS or Radio for Shared Information or (ii) by (A) Radio for Retained Radio Information or (B) CBS for Retained CBS Information, the applicable Party shall use commercially reasonable efforts to provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent information is reasonably practicable to identify and extract, copies of such information in the possession or control of such applicable Party, but only to the extent are not already in the possession or control of the requesting Party or any of its Affiliates; provided, that in connection with the provision of information under this Section 5.1(b), CBS shall be entitled to redact any portion of the Retained Radio Information to the extent related to any matter other than the Radio Business, and Radio shall be entitled to redact any portion of the Retained CBS Information to the extent related to any matter other than the CBS Business; provided, further, that in the event that any Shared Information constitutes privileged information, the Parties (including Acquiror after the Distribution Date) shall use commercially reasonable efforts to provide access to such information in a manner that would not reasonably be expected to violate any such privilege. Each of CBS and Radio agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 5.1(b).

(c) Other than in contribution or indemnification of a claim by a third party or Governmental Authority, neither Party will be liable for any Losses incurred by the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

(d) Nothing in this Section 5.1 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party would be required under this Section 5.1 to disclose any such information, such Party shall advise the other Party of such limitation or obligation and use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such information and to otherwise disclose any such information in a manner that would not reasonably be expected to violate such agreement.

(e) For the purposes of these covenants, CBS and Radio (including Acquiror after the Distribution Date) understand and appreciate that their mutual interests will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Section 5.1. Therefore, each Party agrees to use its commercially reasonable efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, each Party agrees to develop and follow a process for presenting, rapidly assessing, and settling claims and other disputes on a fair and equitable basis. If any dispute or claim arising under this Section 5.1 cannot be readily resolved by the Parties, the Parties agree to refer the matter to the chief financial officers of each Party (or their designees) who shall meet and attempt to resolve the dispute within fifteen (15) days from the date the dispute was brought before their attention. If any dispute or claim arising under this Section 5.1 cannot be resolved by such chief financial officers (or their designees), the Parties agree to refer the matter to a senior auditing partner of a nationally recognized accounting firm not currently providing services to either Party.

Section 5.2 Litigation and Intellectual Property Matters.

(a) On and after the Distribution Date, with respect to any counsel representing or seeking to represent either the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates, or both, the Parties agree that in determining whether a conflict exists for such counsel in representing any such Persons, the terms and provisions of each Party’s written outside counsel policies or engagement letters entered into prior to the Distribution Date providing for the application of conflicts rules on an enterprise-wide basis are, to the extent broader than applicable Laws, hereby waived for purposes of making such determination, and the Parties shall notify the applicable counsel of such waiver; provided that the Parties agree that the firms listed on Schedule 5.2 to this Agreement are not conflicted with respect to representing either, some or all of the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates, and the Parties hereby provide their consent to the representation of either, some or all of the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates by the firms listed on Schedule 5.2.

(b) The Parties agree that their communications before the Distribution Date regarding anticipated, threatened, pending, or completed litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations reflect joint defense and common interest communications, and thus are confidential and protected by the attorney-client privilege, work product doctrine, joint defense privilege, and any other applicable privileges. The Final Distribution and Merger are not intended to compromise the confidential and privileged nature of those communications or any future privileged and confidential communications they might have regarding litigation, claims, inquiries, proceedings, or investigations.

(c) The Parties agree to reasonably cooperate with each other in good faith in, and provide each other with prompt notice of, any anticipated, threatened, or pending litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations arising out of or relating to the Radio Business or the Prior Relationship (whether such litigation, claims, inquiries, proceedings, or investigations arise before or after the Distribution Date) where any member of the CBS Group, Radio Group or Acquiror Group is a party in interest in such litigation, claims, inquiries, proceedings, or investigations, including to promptly provide each other with copies of all complaints, notices, inquiries, requests or correspondence relating thereto as well as reasonable access to records and information pursuant to Section 4.1 herein and to employees during normal business hours and upon reasonable notice (provided that such access shall not unreasonably interfere with any employee’s performance of his or her other employment duties); provided, that this Section 5.2(c) shall not apply in the event the CBS Group, Radio Group or Acquiror Group or any of their respective Affiliates are adverse parties in any such litigation, claim, inquiry, proceeding, or investigation.

(d) On and after the Distribution Date, the Parties agree that with respect to all Actions against any member of the CBS Group, any member of the Radio Group, any member of the Acquiror Group or members of all three Groups relating to events that take place before, on or after the Distribution Date, as between the Parties, such Actions shall be controlled by:

(i) CBS, if such Action relates solely to the CBS Business (as the CBS Business is conducted after the Distribution Date) (a “Future CBS Litigation Matter”), and CBS shall use its reasonable best efforts to have a member of the CBS Group substituted for any member of the Radio Group which may be named as a defendant in such Future CBS Litigation Matter; provided, however, that CBS shall not be required to make any such effort if the removal of any member of the Radio Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future CBS Litigation Matter;

(ii) Radio and Acquiror, if such Action relates solely to the Radio Business (as the Radio Business is conducted after the Distribution Date) or the business of the Acquiror Group (as such business (excluding the Radio Business for such purpose) is conducted before or after the Distribution Date) (a “Future Radio Litigation Matter”), and Radio and Acquiror shall use their reasonable best efforts to have a member of the Radio Group or Acquiror Group substituted for any member of the CBS Group which may be named as a defendant in such Future Radio Litigation Matter; provided, however, that Radio and Acquiror shall not be required to make any such effort if the removal of any member of the CBS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future Radio Litigation Matter;

(iii) except as provided in paragraphs (i) or (ii) above, as set forth in Section 7.23 of the Merger Agreement or as may be otherwise agreed by CBS and Radio (including Acquiror after the Distribution Date), CBS and Radio (including Acquiror after the Distribution Date) jointly, if (A) members of their respective Groups jointly operate or operated at the relevant time the Business to which such Action relates, (B) an Action arises from or relates to the Schedule TO, the Proxy Statement/Prospectus, the Acquiror Registration Statement or the Radio Registration Statement, or any preliminary, final or supplemental prospectus forming a part of the Acquiror Registration Statement, Proxy Statement/Prospectus or the Radio Registration Statement, or any other document filed with any Governmental Authority at or prior to the Distribution Date by CBS, Radio or Acquiror in connection with the Radio Reorganization, Final Distribution or Merger (collectively, the “SEC Filings”), or (C) an Action is brought by any Person against Radio, CBS and/or Acquiror with respect to the Radio Reorganization, Final Distribution or Merger (the matters in clauses (A) through (C) being “Future Joint Litigation Matters”); provided, however, that no member of any Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Groups named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that either Party may settle a Future Joint Litigation Matter if such settlement is for money only and provides a full release from any liability under such Future Joint Litigation Matter for the other Party and, as applicable, the members of the other Party’s Group; and

(iv) to the extent the Party named in an Action described in this Section 5.2 (the “Named Party”) is not substituted for as described in Section 5.2(d)(i) or Section 5.2(d)(ii), by a member of the Group which has assumed control of such Action pursuant to this Section 5.2 (the “Responsible Party”), the Parties hereto agree to cooperate in defending against such Action and, subject to Article IV, to provide each other with access to all Information relating to such Action except to the extent providing such access and such Information would prejudice an indemnification claim available to such Parties under this Agreement.

(e) Notwithstanding anything herein to the contrary, Actions, and any proceeds or other benefits that may be received as a result of such Actions, and any Losses arising out of or resulting from such Actions, that (i) relate to the CBS Business and not to the Radio Business shall be the property of CBS, (ii) relate to the Radio Business and not to the CBS Business shall be the property of Radio (including Acquiror after the Distribution Date), and (iii) relate to both the CBS Business and the Radio Business shall be the property of, and shall be shared by, CBS and Radio (including Acquiror after the Distribution Date) in proportion to their respective interests.

(f) After the Distribution Date, the Radio Group (including the Acquiror Group after the Distribution Date) has no ownership or other right, title or interest in or to the CBS Brands and the only rights the Radio Group (including the Acquiror Group after the Distribution Date) has in the CBS Brands are pursuant to the CBS Brands License Agreements. With respect to any works (excluding Content) created for or in connection with the business and operations of “CBS Local Digital Media” prior to the Distribution Date or after the Distribution Date during the term of the Joint Digital Services Agreement (the “Non-Content Assets”), the Parties acknowledge and agree that:

(i) The Non-Content Assets of CBS Local Digital Media: (A) created solely by or for Radio or the business of the Radio Group (e.g., “CBS PAD” for podcasts, the “Radio 2.0 Avalon/ Brooklyn User Registration” and the “Audio Ad Center,” etc.) (the “Radio Digital Works”) shall be owned by Radio; (B) created solely by or for a CBS Group entity (e.g. the “CBS Local App,” “CBS Weather Watcher,” “Weather Images,” “School Closings,” “Traffic Cameras,” and the “CBS Free Agency + Power Rankings” products, etc.) (the “CBS Group Digital Works”) shall be owned by CBS Broadcasting; or (C) created jointly by or for Radio or the business of the Radio Group and any CBS Group entity (“Joint Digital Works”) shall be owned by CBS Broadcasting.

(ii) To the extent CBS Broadcasting owns any right, title or interest in the Radio Digital Works, CBS Broadcasting hereby assigns all of its right, title and interest in or to the Radio Digital Works to Radio. To the extent Radio owns any right, title or interest in the CBS Group Digital Works or Joint Digital Works, Radio hereby assigns all of its right, title and interest in or to the CBS Digital Works and Joint Digital Works to CBS Broadcasting.

(iii) Any Joint Digital Work shall be, and any assignment pursuant to Section 5.2(f)(ii) is made, subject to the license set forth in Section 5.2(f)(v)

(iv) Each of the Parties shall, for its own Digital Works, exercise its sole discretion with respect to the registration of intellectual property rights (including copyrights registration and the right to secure renewals and extensions therefor pursuant to Laws now or hereafter in force and effect in the United States or in any other countries, and trademarks clearance, application and registration maintenance) and the enforcement of such rights.

(v) To the extent that the CBS Group owns any other Intellectual Property Rights (excluding the CBS Brands and any other Intellectual Property Rights that are subject to written agreements between any member of the CBS Group and Radio) for which the license contemplated by this Section 5.2(f)(v) would not cause the CBS Group to materially breach any other obligations it has to third parties existing as of the Distribution Date and that were used in the business of the Radio Group prior to the Distribution Date (including any Joint Digital Works), the CBS Group hereby grants Radio and its current and future Affiliates a non-exclusive, perpetual, royalty-free license to use and exploit such Intellectual Property Rights solely in connection with the businesses of Radio and its current and future Affiliates that are consistent with the conduct of the Radio Business as conducted prior to the Distribution Date and only to the extent such rights were used in the Radio Business.

(g) Subject to the terms of the Joint Digital Services Agreement, Radio hereby grants to CBS and those Affiliates of CBS performing services under the Joint Digital Services Agreement a non-exclusive, royalty-free license to use and exploit CBS Radio Content solely for use on the CBS Local Portals during the term of the Joint Digital Services Agreement and solely to the extent necessary for the purposes of providing CBS Services thereunder.

(h) Ownership; Hand-Over.

(i) CBS News Content: The Parties acknowledge and agree that, as between CBS Broadcasting and Radio, CBS Broadcasting owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to the CBS News Content and all Materials containing CBS News Content, throughout the world in perpetuity in any and all media now known or hereafter developed, subject to: (i) any and all third-party rights in or to any elements of the CBS News Content; and (ii) the rights of Radio in or to any elements of the CBS News Content that consist of CBS Radio Content.

(ii) CBS Radio Content: The Parties acknowledge and agree that, as between CBS Broadcasting and Radio, Radio owns all rights, title and interests, including but not limited to all copyrights and rights of copyright, in and to the CBS Radio Content and all Materials containing CBS Radio Content, throughout the world in perpetuity in any and all media now known or hereafter developed, subject to: (i) any and all third-party rights in or to any elements of the CBS Radio Content; and (ii) the rights of CBS Broadcasting Inc. in or to any elements of the CBS Radio Content that consist of CBS News Content.

(iii) Hand-Over: If, from time to time, either Party has a good faith reason to believe that any Materials it owns are in the possession or control of the other Party, the Party owning the Materials may request hand-over thereof in a written notice describing the requested Materials in detail. The Party receiving such notice shall, within a reasonable period: (i) use good faith efforts to locate the requested Materials and (ii) notify the requesting Party as to whether or not the Materials have been located. In the event of any dispute or disagreement as to which Party owns the requested Materials, the Parties will work to resolve the matter in good faith. Subject to the foregoing, the Parties shall arrange for pick-up or delivery of the requested Materials by or to the requesting Party, at the requesting Party’s expense. If a Party discovers that it is in possession or control of any Materials it knows or believes are owned by the other Party, the Party making such discovery shall promptly provide the other Party with a written notice describing the discovered Materials in detail, and the Party receiving such notice may thereafter inspect the Materials and/or request hand-over of the Materials as set forth above.

Section 5.3 Insurance Matters.

(a) Except as otherwise provided herein, from and after the Distribution Date, Radio and its Affiliates shall cease to be insured under insurance policies or programs issued to, or maintained by, CBS (including programs of self-insurance or retained liability) under which Radio or its Affiliates were, prior to the Distribution Date, also insured as additional insureds or otherwise (collectively, the “CBS Insurance Policies”). Nothing in this Section 5.3 shall restrict or abridge Radio’s or its Affiliates’ rights and responsibilities, if any, under the CBS Insurance Policies, and Radio shall continue to have access to such CBS Insurance Policies on the same terms and conditions as prior to the Distribution Date (including with respect to deductibles, retained liability, caps, stop-losses, limits or maximums), including, but without limitation, (i) under occurrence-based, accident-based, loss-sustained, loss-discovered, or other types of third-party liability or first-party policies, with respect to actual or alleged occurrences, accidents, injuries, or violations commencing or happening, or losses sustained or discovered, prior to the Distribution Date, (ii) under claims-made policies, with respect to claims made or circumstances noticed to the insurer prior to the Distribution Date, or (iii) under first-party coverages (including but without limitation property and business interruption insurance), with respect to events, occurrences, happenings, damages or losses incepting prior to the Distribution Date. For the avoidance of doubt, from and after the Distribution Date, (i) Radio shall cease to have access to the CBS Insurance Policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place solely after the Distribution Date; and (ii) Radio shall continue to have access to the CBS Insurance Policies with respect to events, acts, occurrences, happenings, injuries, and conduct commencing or taking place before the Distribution Date, as well as any events, acts, occurrences, happenings, injuries, conduct, or claims after the Distribution Date that are related or inter-related to events, acts, occurrences, happenings, injuries, conduct, or claims commencing or taking place prior to the Distribution Date. Radio shall be responsible at all times after the Distribution Date for securing and maintaining on its own behalf all insurance that it desires or is required to secure and maintain with respect to events, acts, occurrences, happenings, and conduct commencing or taking place solely after the Distribution Date, which shall, in any event, include any insurance of the types under which Radio and its Affiliates were covered prior to the Distribution Date through insurance issued to CBS, including, but without limitation, directors and officers liability insurance, general liability insurance, workers’ compensation insurance, crime insurance, fiduciary insurance, errors and omissions insurance, employment practices insurance, business travel accident insurance, and property insurance. Notwithstanding the foregoing, CBS agrees that (i) with respect to the CBS Insurance Policies that are claims-made policies, CBS shall for a period of six (6) years following the Distribution Date include Radio, its Affiliates, and each of their past, present and future officers, directors, and other individuals and entities insured under the CBS Insurance Policies as of the Distribution Date, as insureds or additional insureds with respect to events, acts, occurrences, happenings, losses, liabilities, damages, claims, proceedings, and/or conduct commencing or taking place before the Distribution Date on terms (including with respect to the amount of any applicable deductibles or self-insured retentions) that are equal or superior to the terms of such policies in effect as of the Distribution Date (and, upon Radio’s request, shall provide certificates of insurance or other reasonable documentation adequate to confirm such insured status and the terms thereof), (ii) CBS shall not modify or cancel the CBS Insurance Policies with respect to events, acts, occurrences, happenings, losses, liabilities, damages, claims, proceedings, and/or conduct commencing or taking place before the Distribution Date, or otherwise take any action impairing the rights of Radio, its Affiliates, and each of their insured persons to obtain the full benefits of the CBS Insurance Policies as set forth in this Section 5.3 (including, but without limitation, commuting, buying-out, or releasing any coverage under the CBS Insurance Policies as respects Radio, its Affiliates, and each of their insured persons without the express written consent of Radio, which may be withheld at Radio’s sole discretion for any reason), (iii) CBS shall add the members of the Acquiror Group and Radio Group as insureds, additional insureds, named insureds, and/or loss payees under the CBS Insurance Policies as necessary to ensure their access to the coverages provided under such policies pursuant to this Section 5.3, and (iv) CBS shall provide Radio with applicable primary occurrence based policies.

(b) Radio agrees, for itself and each other member of the Acquiror Group and Radio Group, that no member of the CBS Group nor any of their directors, officers or employees shall have any liability to any member of the Acquiror Group or Radio Group whatsoever as a result of the CBS Insurance Policies and insurance practices of the CBS Group as in effect at any time prior to the Distribution Date, including, without limitation, as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any CBS Insurance Policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided, however, that this Section 5.3(b) shall (i) not limit the rights of Radio and Affiliates to access the CBS Insurance Policies, and (ii) be subject to the obligations of CBS as otherwise set forth in Section 5.3.

(c) Except as otherwise provided in this Agreement or in any Ancillary Agreement, each of the Parties intends by this Agreement, to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law that, with respect to any Radio liability or Radio Loss, each member of the Radio Group retain all of its Insurance Rights, receive the full benefit of any transfer or assignment of Insurance Rights permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law, and be a successor-in-interest to all rights that any member of the Radio Group may have as of the Distribution Date, so as to avail itself of any such CBS Insurance Policy, to obtain the Insurance Proceeds and benefits thereof and to maximize the Insurance Proceeds and benefits recoverable under the CBS Insurance Policies. CBS shall, at the reasonable request of Radio, take all steps reasonably necessary or desirable, including, without limitation, the execution and delivery of any instruments, to cooperate with and to assist Radio in its pursuit of any claims properly being asserted by or on behalf of Radio or its Affiliates under the CBS Insurance Policies in accordance with the foregoing; provided, however, that CBS shall not be required to incur any out-of-pocket costs, waive any rights or incur any liabilities in connection therewith, except to the extent that such costs are advanced or reimbursed, or such liabilities are assumed, by Radio or Acquiror.

(d) Except as otherwise contemplated in this Agreement or in any Ancillary Agreement, after the Distribution Date, each member of the CBS Group, Radio Group and Acquiror Group will share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion and pursue claims for insurance coverage under the CBS Insurance Policies in accordance with the terms of this Agreement, including, without limitation, sharing Information relating to impairment, exhaustion, potential exhaustion, and potential impairment of limits of liability of the CBS Insurance Policies and relating to maximums, caps, stop-loss or other limits applicable to Insurance Charges. Each member of the CBS Group, on the one hand, and the Radio Group and Acquiror Group, on the other hand, at the request of the other, shall cooperate with and make commercially reasonable efforts to assist the other in recoveries for claims under any CBS Insurance Policy for the benefit of any insured party, including, without limitation, consulting and sharing Information with the other with respect to positions regarding insurance coverage, such as, by way of example, positions relating to the number of “occurrences” or “accidents” and the proper trigger of coverage, that may affect the other’s insurance rights or recoveries under the CBS Insurance Policies.

(e) Subject to Sections 5.3(d), 5.3(f), 5.3(g) and 5.3(i), with respect to liabilities of Radio (exclusive of any insured liabilities of CBS), Radio Losses (exclusive of any insured CBS Losses), insured liabilities of Radio, and insured Radio Losses, the members of the Radio Group shall have the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect Radio under the CBS Insurance Policies and for presentation and pursuit of claims for insurance coverage under the CBS Insurance Policies. Except as otherwise provided for in this Agreement or in any Ancillary Agreement, the members of the Radio Group (including the Acquiror Group) shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions, amounts payable by a CBS captive insurer (except for amounts actually reimbursed by a reinsurer of the captive), or other charges under the CBS Insurance Policies (collectively, “Insurance Charges”) whenever arising, that shall become due and payable under the terms and conditions of any applicable CBS Insurance Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, to the extent such Insurance Charges involve or relate to any of the assets, businesses, operations or liabilities of the Radio Business, whether the same relate to the period prior to, on or after the Distribution Date, but only to the extent such Insurance Charges arise from, and are attributable to, claims asserted by or on behalf of Radio under the CBS Insurance Policies. To the extent that the terms of any applicable CBS Insurance Policy provide that any member of the CBS Group shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any member of the Radio Group, CBS shall be entitled to demand that the members of the Radio Group or the Acquiror Group make such payment directly to the Person entitled thereto or shall, upon demand by Radio, make such payment with funds advanced to it by the members of the Radio Group or the Acquiror Group. In connection with any such demand, CBS shall submit to Radio a copy of any invoice received by CBS pertaining to such Insurance Charges, together with appropriate supporting documentation, to the extent available. In the event that the Radio Group or Acquiror Group fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by CBS, CBS may (but shall not be required to) pay such Insurance Charges for and on behalf of Radio and, thereafter, Radio or Acquiror shall forthwith reimburse CBS for such payment. Subject to the other provisions of this Section 5.3, the responsibility for claims administration and financial administration of such CBS Insurance Policies in this Section 5.3(e) is in no way intended to limit, inhibit or preclude any right of CBS, Radio or any other insured to insurance coverage for any insured claims under the CBS Insurance Policies.

(f) With respect to any joint liability or any actual or alleged joint liability or Loss of CBS and Radio, the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the CBS Insurance Policies and for the pursuit and prosecution of claims for insurance coverage under the CBS Insurance Policies shall be held jointly between the members of the CBS Group and the members of the Radio Group. The members of the CBS Group, on the one hand, and the members of the Radio Group and Acquiror Group, on the other hand, shall consult, cooperate and coordinate with each other, including, without limitation, granting consents to the other, which consents shall not be unreasonably withheld, conditioned or delayed, with respect to such joint claims administration, financial administration of claims, and pursuit and prosecution of claims for insurance coverage under the CBS Insurance Policies. No member of the Radio Group or Acquiror Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of CBS, which consent shall not be unreasonably withheld. No member of the CBS Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of Radio, which consent shall not be unreasonably withheld. Any insurance recoveries for such joint liability or such joint Loss shall be allocated between the members of the CBS Group and the Radio Group in accordance with the portion of insurance recoveries that is attributable to the portion of such joint liability or such joint Loss that is a liability of CBS or a CBS Loss and the portion of such joint liability or such joint Loss that is a liability of Radio or Radio Loss, respectively.

(g) Claims for coverage of insured liabilities of Radio or insured Losses of Radio shall be tendered by CBS as necessary to invoke the benefit of the CBS Insurance Policies, at Radio’s sole option, cost and expense. If the insurers to whom such claims are tendered do not promptly acknowledge insurance coverage in connection with the insured liabilities of Radio or insured Losses of Radio, then, with respect to such insured liabilities of Radio or insured Losses of Radio, Radio or one of the Radio Subsidiaries on an as-incurred basis (i) shall advance all amounts expended by the CBS Group for or with respect to such insured liabilities of Radio or insured Losses of Radio, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Losses required to be paid by CBS or its Subsidiaries and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the insured liabilities of Radio or insured Losses of Radio. Any payments made by any member of the Radio Group on account of such insured liabilities of Radio or insured Losses of Radio shall be deemed to be advances pursuant to this Section 5.3(g). The members of the Radio Group shall have the right to recover any advances made pursuant to this Section 5.3(g) from any member of the CBS Group, and each member of the CBS Group shall have the obligation promptly to reimburse the members of the Radio Group for such advances, solely from the Insurance Proceeds of the CBS Insurance Policies that cover such insured liabilities of Radio or insured Losses of Radio and that are received by the members of the CBS Group. The members of the CBS Group (i) shall, at all times until paid to a member of the Radio Group, hold Insurance Proceeds received for or with respect to insured liabilities of Radio or insured Losses of Radio in trust for the benefit of Radio; and (ii) shall promptly remit such Insurance Proceeds to Radio.

(h) This Agreement is not intended as an assignment or attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the CBS Group or the Radio Group in respect of any insurance policy or any other contract or policy of insurance except to the extent such assignment is permitted by the terms of such policy in accordance with the applicable Law and CBS and Radio have agreed to such assignment. Notwithstanding the foregoing, (i) this Agreement is intended as an assignment of Insurance Rights to members of the Radio Group and each of their insured persons, and their respective successors-in-interest and respective permitted assignees, to the extent allowed by applicable law and as necessary to fully establish their rights to obtain coverage under the CBS Insurance Policies as contemplated in this Section 5.3, and (ii) CBS further shall use its best efforts to document and otherwise establish the enforceability of such assignment of rights if necessary or pursuant to the request of Radio or any member of the Radio Group. Nothing in this Agreement shall be deemed (i) an assignment or transfer of any rights of any member of the CBS Group under the CBS Insurance Policies, or (ii) to confer any insurance-related rights other than those provided under the terms of any applicable CBS Insurance Policy on any party other than the members of the CBS Group and Radio Group, each of their insured persons and their respective successors-in-interest and respective permitted assignees in accordance with Section 9.8, including, without limitation, any right to enforce for any other party’s own benefit the arrangements made by CBS and Radio in subparagraph (i) hereof.

(i) For purposes of the exhaustion of any limits that apply to coverage available under the CBS Insurance Policies and for purposes of exhaustion of any caps, stop-losses, limits or maximums that apply to any Insurance Charges, amounts shall be allocated to the CBS Insurance Policies on a first come/first served basis. That means that amounts covered by such CBS Insurance Policies (including, without limitation, amounts paid as defense costs, settlements or judgments) shall be allocated to such CBS Insurance Policies in the order in which valid claims for payment of such amounts by any member of the CBS Group or Radio Group are paid by insurers under the CBS Insurance Policies. With respect to the application of the first come/first served principles, the members of the CBS Group and Radio Group shall act in good faith and avoid taking any actions for the purpose or with the intention of accelerating or delaying their payment of such amounts or their submission of claims under the CBS Insurance Policies in order to obtain some advantage with respect to the exhaustion of applicable limits or with respect to the application of the Insurance Charges under the CBS Insurance Policies; provided, however, that in the event that both CBS and Radio or any of their respective Subsidiaries make claims under any CBS Insurance Policy which may or do individually or together exceed the amount of any applicable CBS Insurance Policy limit or sublimit, or any cap, stop-loss, limit or maximum that may apply to any Insurance Charges, under such CBS Insurance Policies, a fair and reasonable allocation of such policy limit or sublimit, or any such cap, stop-loss, limit or maximum that may apply to any Insurance Charges, shall be made between CBS and Radio (the “Allocation”). CBS and Acquiror shall negotiate the Allocation in good faith for a period not to exceed 30 days. If CBS and Acquiror fail to agree upon the Allocation within such 30-day period, then each of CBS and Acquiror shall be free to deliver an Escalation Notice pursuant to Section 7.2(a) and otherwise follow the dispute resolution provisions of Section 7.2.

(j) This Agreement is not intended to, nor shall it be deemed, to reduce, negate, or supplant the obligations of any insurer pursuant to the CBS Insurance Policies. Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, CBS and Radio shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

Section 5.4 Common Agreements.

(a) Except as contemplated by any Ancillary Agreement or as otherwise agreed in writing between Radio, CBS and Acquiror, from and after the date hereof and prior to the Distribution Date, with respect to each Common Agreement, the Parties (including Acquiror) shall use reasonable best efforts to cooperate to assign, at or prior to the Distribution Date, in relevant part to the applicable member(s) of the applicable Group, or appropriately amend or novate prior to or at the Distribution Date, each Common Agreement, so that each Party or the member of its Group shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses to the same extent received and borne as of immediately prior to the date of such assignment, amendment or novation, with respect to such Common Agreement; provided that if the counterparty to any Common Agreement that is entitled under the terms of such Common Agreement to consent to the assignment, amendment or novation of such Common Agreement has not provided such consent, or if such assignment or amendment would impair the benefit the parties thereto derive from such Common Agreement, the provisions of Section 5.4(c) shall apply to such Contract. For the avoidance of doubt, CBS shall only be required to seek or obtain any consent with respect to a Common Agreement (i) that is either (A) specified on Schedule 5.4(a) hereto or (B) otherwise requested by Radio or Acquiror after the date hereof and the failure to obtain such consent would result in the loss of a material monetary benefit by Radio or would otherwise materially adversely effect the Radio Business following the Final Distribution, and (ii) if and only if receipt of such Consent is necessary for the Radio Group to have all material rights and benefits under such Common Agreement; provided further, that if and when any consent with respect to a Common Agreement is obtained in accordance with this Section 5.4(a), such Common Agreement will be assigned, novated or amended in accordance with this Section 5.4(a). For the avoidance of doubt, in no event shall any Common Agreement be assigned, novated or amended pursuant to this Section 5.4(a) in a manner that materially impairs the benefit or increases the Liability to be received by any member of the Radio Group relative to such benefit or Liability prior to the date of such assignment, novation or amendment, without the prior written consent of Acquiror.

(b) To the extent any Common Agreement has not been assigned, novated or amended in accordance with Section 5.4(a) prior to the Distribution Date:

(i) in connection with each Common Agreement primarily related to the Radio Business], Radio agrees to indemnify and hold harmless CBS and any of its Affiliates from and against any and all Liabilities arising out of third-party claims or demands (including claims or demands by any party to any such Common Agreement, other than CBS, Radio or any of their respective Affiliates) (x) CBS or its Affiliates incur in connection with any breach of any obligation of Radio, Acquiror or any of their Affiliates under or with respect to the Common Agreements or (y) to the extent such claim or demand seeks payment or performance by CBS or one of its Affiliates of any liability or obligation of or requirement applicable to Radio or any of its Affiliates under or with respect to the Common Agreements; provided that Radio and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where Radio or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend Radio’s or such Affiliates’ participation under the Common Agreement past the Distribution Date; and

(ii) in connection with each Common Agreement primarily related to the CBS Business, CBS agrees to indemnify and hold harmless Radio and any of its Affiliates from and against any and all liabilities arising out of third-party claims or demands (including any claims or demands by any party to any such Common Agreement, other than CBS, Radio or any of their respective Affiliates) Radio or its Affiliates incur in connection with any breach of any obligation of CBS or any of its Affiliates under or with respect to the Common Agreements; provided that CBS and its Affiliates will have no liability or obligation to Radio and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where CBS or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend CBS’s or such Affiliates’ participation under the Common Agreement past the Distribution Date.

(c) If the assignment, novation or amendment of any Common Agreement pursuant to Section 5.4(a) is not consummated prior to or at the Distribution Date, then, insofar as reasonably possible (taking into account any applicable restrictions or considerations, in each case relating to the Tax treatment of the transactions contemplated hereby, which Tax treatment is specified in the Tax Matters Agreement) and to the extent permitted by applicable Law:

(i) The Person retaining any such Common Agreement shall thereafter hold the portion of such Common Agreement to which the other Party is entitled in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the assignment, novation or amendment thereof (or as otherwise determined by the Parties) until the earlier of (x) two (2) years after the Distribution Date and (ii) the expiration of such Common Agreement in accordance with its terms;

(ii) The Person retaining any such Common Agreements shall, with respect to such Common Agreements, use commercially reasonable efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive its portion of the benefits or liabilities of such Common Agreement, insofar as reasonably possible, in substantially the same position as if such Common Agreement had been separated as contemplated hereby and so that all the benefits and burdens relating to such Common Agreement to which such Person is entitled, including possession, use, risk of loss, potential for gain, dominion, ability to enforce the rights under or with respect to and control and command over the portion of such Common Agreement to which such Person is entitled, are to inure from and after the Distribution Date to the applicable member or members of the CBS Group or the Radio Group entitled to the receipt of such benefit or liability under such Common Agreement; and

(iii) Except as set forth in the Ancillary Agreements, CBS shall, consistent with past practice, allocate to Radio and its Affiliates the applicable pro rata portion of amounts received from and amounts payable to third parties under any Common Agreements until such Common Agreement is separated pursuant to Section 5.4(a); provided that (A) Radio and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Distribution Date, except where Radio or one of its Affiliates has, in anticipation of the Final Distribution and with the written consent of Acquiror, entered into a written agreement with the applicable third party to extend Radio’s or such Affiliates’ participation under the Common Agreement past the Distribution Date, and (B) Radio and its Affiliates will not be allocated any portion of any “clawback” amounts, termination fees or similar payables to third parties under the Common Agreements as a result of the Final Distribution. Amounts so allocated to Radio or any of its Affiliates will be treated as a receivable or payable, as the case may be, of Radio from or to CBS.

ARTICLE VI

RELEASE; INDEMNIFICATION

Section 6.1 Indemnification by Radio. Except as set forth in Section 6.2, from and after the Distribution Date, Radio (and Acquiror after the Distribution Date) agrees to indemnify and hold harmless CBS and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their successors and assigns (“CBS Indemnitees”) against any and all Losses, as incurred, arising out of or relating to: (i) the Radio Liabilities, including, after the Distribution Date, the failure of Radio or any other member of the Radio Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (ii) any breach by Radio or any other member of the Radio Group (including Acquiror after the Distribution Date) of any obligations to be performed by such Party pursuant to this Agreement subsequent to the Distribution Date and (iii) the Assumed Liabilities, including, the failure of Radio or any other member of the Radio Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities.

Section 6.2 Indemnification by CBS.

(a) CBS agrees to indemnify and hold harmless Radio and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs and any of their executors, successors and assigns (“Radio Indemnitees”) against any and all Losses, as incurred, arising out of or relating to (i) the Excluded Liabilities, including, the failure of CBS or any other member of the CBS Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (ii) any breach by CBS or any other member of the CBS Group of any obligations to be performed by such Party pursuant to this Agreement subsequent to the Distribution Date or (iii) any material breach of the representations and warranties set forth in the first two sentences of Section 5.18 of the Merger Agreement, (iv) any SEC Filings or other public filings made by CBS (including Radio prior to the Distribution Date) (other than with respect to any information provided by Acquiror specifically for inclusion therein), (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information provided by CBS or Radio specifically for inclusion in (A) the SEC Filings or (B) any public filings made by Acquiror following the Distribution Date or (vi) subject to Article VIII, CBS will indemnify the Acquiror for any actual remaining lease payments or any other contractual payments that were part of the restructurings conducted by the Radio Group or the CBS Group with respect to the Radio Business prior to January 1, 2017.

(b) No claim or cause of action for indemnification under Section 6.2(a)(iii) may be made following the one (1) year anniversary of the Closing Date, it being understood that in the event notice of any claim for indemnification under Section 6.2(a)(iii) shall have been given prior to the one (1) year anniversary of the Closing Date, such indemnification claim(s) and the representations and warranties that are the subject thereto shall survive until final resolution thereof.

(c) CBS’s obligation to indemnify Radio Indemnitees pursuant to (i) Section 6.2(a)(i) for Losses related to clause (e) of the definition of Excluded Liabilities and (ii) Section 6.2(a)(iii) are subject to the limitation that no indemnification shall be made by CBS with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought hereunder exceeds $500,000 (the “Deductible”), at which point the Radio Indemnitees shall be entitled to indemnification for all such Losses. Notwithstanding the foregoing, only individual claims or series of related claims involving Losses in excess of $50,000 shall be included in the Deductible or be counted for determining the amount of Losses to be indemnified to the Radio Indemnitees pursuant to Section 6.2(a). Notwithstanding the foregoing, in no event shall the obligation of CBS to indemnify Radio Indemnitees with respect to (A) Section 6.2(a)(i) for Losses related to clause (e) of the definition of Excluded Liabilities and (B) Section 6.2(a)(iii) exceed, in the aggregate, $40,000,000.

Section 6.3 Certain Other Matters. Notwithstanding anything to the contrary herein, the rights and obligations of the Parties with respect to indemnification for Taxes or Tax matters (other than any Taxes or Tax matters governed by Section 3.6(a) or Article VIII of this Agreement) or other Losses that are the subject matter of the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement; and the rights and obligations of the Parties with respect to any other indemnification or hold harmless obligation expressly set forth in any other provision of any Ancillary Agreement shall be governed solely by such provisions.

Section 6.4 Calculation of Indemnification Payments. The amount which any Indemnifying Party is required to pay to any Indemnified Party pursuant to this Agreement shall be reduced (including, but not limited to, retroactively) by any recovery, judgment, settlement or other amounts actually recovered, including insurance proceeds, by such Indemnified Party with respect to such liabilities.

Section 6.5 Indemnification Procedures.

(a) The indemnification procedures set forth in this Section 6.5 are applicable to any indemnity granted pursuant to this Agreement and the Ancillary Agreements (other than the Tax Matters Agreement). Notwithstanding anything herein to the contrary, indemnification procedures with respect to matters governed by the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement.

(b) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by Section 6.5(c)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except and solely to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party other than under this Agreement or the Ancillary Agreements.

(c) If a claim or demand is made against an Indemnified Party by any Person who is not a party to this Agreement or the Ancillary Agreements (a “Third-Party Claim”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement or the Ancillary Agreements (other than the Tax Matters Agreement), such Indemnified Party shall give the Indemnifying Party written notice of such Third-Party Claim, as promptly as practicable, but in any event no later than fifteen (15) days after the receipt by the Indemnified Party of notice of such Third Party Claim, describing in reasonable detail the basis for any claim for indemnification hereunder and including copies of all notices and documents received by the Indemnified Party from third parties relating to such Third Party Claim (subject to any bona fide claims of attorney-client privilege); provided, however, that the failure to provide notice of any such Third Party Claim shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party other than under this Agreement or the Ancillary Agreements. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice and reasonably acceptable to the applicable Indemnified Party, if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) Business Days of the receipt of the notice of the Third-Party Claim from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless such settlement is solely for money and includes an unconditional release of each Indemnified Party from any and all liabilities arising out of such action, claim, suit or proceeding and would not otherwise materially and adversely affect the Indemnified Party. No such Third-Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably, conditioned withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.6 Remedies. Except as otherwise provided in Section 9.6, the Merger Agreement or any Ancillary Agreement, following the Effective Time, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Radio Liability or Excluded Liability), and each Indemnified Party expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.

Section 6.7 General Release.

(a) Radio for itself and on behalf of the Radio Group (including the Acquiror Group after the Distribution Date) hereby releases, remises and forever discharges each of CBS and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the Distribution Date, including any actions which may be deemed to have been negligent or grossly negligent, relating to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related or ancillary to, directly or indirectly, the Radio Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Radio Business or the CBS Business prior to the Distribution Date.

(b) CBS for itself and on behalf of its Subsidiaries hereby releases, remises and forever discharges each of Radio and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the Distribution Date, including any actions which may be deemed to have been negligent or grossly negligent, relating or ancillary to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related to, directly or indirectly, the Radio Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Radio Business or the CBS Business prior to the Distribution Date.

(c) Nothing set forth in subsections (a) and (b) of this Section 6.7 shall limit or otherwise affect any Party’s rights or obligations pursuant to, contemplated by or in connection with this Agreement, the Merger Agreement or the Ancillary Agreements or the Transactions.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Disputes. Following the Effective Time, except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of that Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this Article VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or the validity, interpretation, breach or termination thereof, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Distribution Date), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the CBS Group, on the one hand, and the Radio Group or Acquiror Group, on the other hand (collectively, “Agreement Disputes”).

Section 7.2 Dispute Resolution.

(a) Following the Effective Time, CBS, on the one hand, and Radio and Acquiror, on the other hand, will use commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the CBS Group, on the one hand, or the Radio Group or Acquiror Group, on the other hand, involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the chief legal officers or general counsels (or other designated senior-level management representative) of each of CBS and Acquiror (or, if CBS, on the one hand, and Radio or Acquiror, on the other hand, agree, of the appropriate strategic business unit or division within each such entity). A copy of any such Escalation Notice shall be given to the chief legal officer or general counsels of CBS and of Acquiror (which copy shall state that it is an Escalation Notice pursuant to this Article VII). Any agenda, location or procedures for such discussions or negotiations between CBS and Acquiror may be established by CBS, on the one hand, and Radio and Acquiror, on the other hand, from time to time; provided, however, that the representatives of CBS, on the one hand, and Radio and Acquiror, on the other hand, shall use their reasonable efforts to meet within thirty (30) days of the delivery of Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury).

(b) If the chief legal officers or general counsels (or other designated senior-level management representatives) of CBS and Acquiror are not able to resolve the Agreement Dispute within thirty (30) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to a committee consisting of one independent director of CBS and one independent director of Acquiror.

(c) If CBS, on the one hand, and Radio and Acquiror, on the other hand, are not able to resolve the Agreement Dispute through the processes set forth in paragraphs (a) and (b) of this Section 7.2 within sixty (60) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), such Agreement Dispute shall be determined, at the request of either CBS, on the one hand, or Radio and Acquiror, on the other hand, by arbitration, which shall be conducted (i) by three (3) arbitrators, consisting of one arbitrator appointed by CBS, one arbitrator appointed by Radio and Acquiror and a third arbitrator appointed by the two (2) arbitrators appointed by CBS and Radio and Acquiror and (ii) in accordance with the Commercial Rules of the American Arbitration Association, or its successor organization (except with respect to the selection of arbitrators), in effect at the time of filing of the demand for arbitration. Any request for arbitration pursuant to this paragraph (c) may be made only after the Person requesting arbitration obtains the prior approval of its board of directors to make such request. The Parties hereby irrevocably undertake (x) not to bring any Agreement Dispute before any court or arbitration tribunal other than as set forth in this Section 7.2 and (y) not to challenge the right of the tribunal to rule over such dispute.

(d) The decision of the arbitrators shall be final and binding upon CBS, Radio and Acquiror, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, New York.

(e) The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each Party as Confidential Information until such time as a judgment thereon is sought in a court of competent jurisdiction.

(f) An arbitral tribunal constituted under this Agreement may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration hereunder with arbitration under any of the Ancillary Agreements if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under this Agreement and on or more of the Ancillary Documents issue consolidation orders, the order issued first shall prevail.

(g) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise set forth in Section 9.6, no member of the Acquiror Group (including the Radio Group) and no member of the CBS Group shall have the right to institute judicial proceedings against the other Party or any Person acting by, through or under such other Party, to enforce the instituting Party’s rights under this Agreement, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (c) of this Section 7.2.

(h) Each of the Parties irrevocably agrees that any judicial proceedings arising out of or relating to this Agreement (any such claim being a “Covered Claim”), shall be heard and determined in any federal or state court located in the State of Delaware, and each of the Parties hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 9.9. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process or the failure to follow the procedures set forth in clauses (a)-(g) of this Section 7.2, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, Action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.3 Continuity of Service and Performance. Unless otherwise agreed in writing, CBS, on the one hand, and Radio and Acquiror, on the other hand, will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 7.2 with respect to all matters not subject to such Agreement Dispute.

ARTICLE VIII

MATTERS RELATING TO EMPLOYEES

Section 8.1 General Principles.

(a) Assumption and Retention of Liabilities; Related Assets.

(i) Effective as of the Distribution Date, except as expressly provided in this Article VIII, the CBS Group shall assume or retain, as applicable, and the CBS Group hereby agrees to pay, perform, fulfill and discharge, in due course in full (A) all liabilities under all CBS Benefit Plans with respect to all CBS Employees, Former CBS Employees and their dependents and beneficiaries, (B) all liabilities with respect to the employment or termination of employment of all CBS Employees, Former CBS Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the CBS Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the CBS Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the CBS Group, and (C) any other liabilities expressly assigned to CBS under this Agreement, in each case, whether arising before, on or after the Distribution Date. All assets held in trust to fund the CBS Benefit Plans and all insurance policies funding the CBS Benefit Plans shall be assets of the CBS Group, except to the extent specifically provided otherwise in this Agreement.

(ii) Effective as of the Distribution Date, except as expressly provided in this Article VIII, the Radio Group shall assume or retain, as applicable, and the Radio Group hereby agrees to pay, perform, fulfill and discharge, in due course in full, (A) all liabilities under all Radio Benefit Plans, (B) all liabilities with respect to the employment or termination of employment of all Radio Employees, Former Radio Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Radio Group or in any other employment, non-employment, or retainer arrangement, or relationship with a member of the Radio Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Radio Group, and (C) any other liabilities expressly assigned to any member of the Radio Group under this Agreement, in each case, whether arising before, on or after the Distribution Date. All assets held in trust to fund the Radio Benefit Plans and all insurance policies funding the Radio Benefit Plans shall be assets of the Radio Group, except to the extent specifically provided otherwise in this Agreement.

(b) CBS Benefit Plans. Except as expressly provided herein, (i) each Radio Employee shall have ceased participation in all CBS Benefit Plans as of no later than such employee’s Employment Transfer Date, and (ii) each member of the Radio Group shall have ceased to be a participating company (to the extent applicable) in any CBS Benefit Plan as of no later than the Benefits Transition Date.

(c) Radio Benefit Plans. With respect to any Radio Benefit Plan, the Radio Group shall cause to be recognized (to the extent applicable) each Radio Employee’s and Former Radio Employee’s (i) past service with the CBS Group prior to such employee’s Employment Transfer Date or any other effective date for the applicable Radio Benefit Plan to the extent recognized under similar plans maintained by the CBS Group immediately prior to such date and (ii) vacation time and sick days that are accrued and unused as of such employee’s Employment Transfer Date.

(d) Assignment and Transfer of Employees. Effective as of no later than the Distribution Date, and except as otherwise agreed by the Parties, the applicable members of the CBS Group and Radio Group shall have taken such actions as are necessary to ensure that each Radio Employee is employed by a member of the Radio Group as of such date and each CBS Employee is employed by a member of the CBS Group as of such date. The Parties agree to execute, and to seek to have the applicable employees execute, such documentation, if any, as may be necessary to reflect such assignment or transfer.

(e) Commercially Reasonable Efforts. CBS and Radio shall use commercially reasonable efforts to (i) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement and (ii) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the CBS Benefit Plans and the Radio Benefit Plans.

(f) Regulatory Compliance. CBS and Radio shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities Laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting Party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

Section 8.2 Defined Benefit Pension Plans. The CBS Group shall retain, and remain the sponsor of, the CBS Radio Inc. Pension Plan and all other qualified and nonqualified defined benefit plans other than the Radio Multiemployer Plans as such term is defined in Section 6.4 (collectively, the “CBS DB Plans”) and no CBS DB Plan will be transferred to the Radio Group. Active participation in the CBS DB Plans of any Radio Employee who participated in any of the CBS DB Plans shall cease immediately as of the Distribution Date. Radio Employees and Former Radio Employees who participated in any of the CBS DB Plans (collectively, the “Radio Participants”) shall remain eligible to receive their benefits accrued under the CBS DB Plans through the Distribution Date in accordance with the terms thereof. All assets and liabilities of the CBS DB Plans shall remain with the CBS Group or in a CBS DB Plan trust, as applicable, and, for the avoidance of doubt and notwithstanding anything in the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of the payment of any benefits under the CBS DB Plans. In order to assist the CBS Group in the administration of the CBS DB Plans (including in respect of the delivery of participant communications and payment of benefits), Radio shall (i) provide to CBS (or, if so instructed by CBS, to the third-party record keepers for the CBS DB Plans) on a monthly basis updated Radio Participant employment information and (ii) inform CBS as soon as is reasonably practical of the separation from service of any Radio Participant.

Section 8.3 Defined Contribution Pension Plans.

(a) Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, the Radio Group established a defined contribution retirement plan initially to be known as the CBS Radio 401(k) Plan (the “Radio 401(k) Plan”). As soon as practicable following the Benefits Transition Date, the CBS Group shall have caused the accounts of the Radio Employees (excluding any such individual who has not been hired or identified as a Radio Employee as of the Benefits Transition Date) and Former Radio Employees under the CBS 401(k) Plan and related trust (including any outstanding loans) to be transferred to the Radio 401(k) Plan and related trust in cash or such other assets as determined by the applicable plan fiduciaries. As of the date of transfer to the trust maintained for the Radio 401(k) Plan of the CBS 401(k) Plan account of a Radio Employee or Former Radio Employee, Radio shall have caused the Radio 401(k) Plan and related trust to assume and be solely responsible for all liabilities under the Radio 401(k) Plan and related trust with respect to such Radio Employee or Former Radio Employee. CBS and Radio agree to cooperate in making all appropriate filings and taking all commercially reasonable actions required to implement the provisions of this Section 8.3(a); provided that Radio acknowledges that it shall be responsible for complying (or ensuring that its prototype plan provider is complying) with any requirements and applying for any Internal Revenue Service determination or opinion letters with respect to the Radio 401(k) Plan and related trust. Subject to the requirements of applicable Law, from and following the transfer to the Radio 401(k) Plan and related trust of the applicable accounts under the CBS 401(k) Plan and related trust, participants in the Radio 401(k) Plan may transfer the investment of their plan accounts out of CBS Class B Common Stock and shall be prohibited from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in shares of CBS Class B Common Stock. Prior to or as soon as practicable following the Distribution Date, CBS shall transfer account balances (including any outstanding loans) from the CBS 401(k) Plan to the Radio 401(k) Plan of any individual who becomes a Radio Employee after the Benefits Transition Date and on or prior to the Distribution Date, which transfer may be effectuated through a trust-to-trust transfer, as determined by CBS, based on the principles and procedures set forth in this Section 8.3(a). Notwithstanding any provision of this Agreement to the contrary (including the definition of “Radio Business”), the Radio 401(k) Plan shall assume and retain all account balances of any former employee of any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation primarily related to the Radio Business as then conducted.

(b) Non-Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, Radio established a non-qualified defined benefit contribution plan initially to be known as the CBS Radio Excess 401(k) Plan (the “Radio Excess 401(k) Plan”). As of the Benefits Transition Date, CBS shall have caused the accounts of the Radio Employees (excluding any such individual who has not been hired or identified as a Radio Employee as of the Benefits Transition Date) and Former Radio Employees under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan to be transferred to the Radio Excess 401(k) Plan. As of the transfer to the Radio Excess 401(k) Plan of the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts of a Radio Employee or Former Radio Employee, Radio shall have caused the Radio Excess 401(k) Plan to assume and be solely responsible for all liabilities under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan with respect to such Radio Employee or Former Radio Employee. Subject to the requirements of applicable Law, from and following the transfer to the Radio Excess 401(k) Plan of the applicable CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts, participants in the Radio Excess 401(k) Plan may transfer the investment of their plan accounts out of notional CBS Class B Common Stock and shall be prohibited from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in notional shares of CBS Class B Common Stock. Prior to the Distribution Date, Radio shall cause the Radio Excess 401(k) Plan to assume and be solely responsible for all liabilities under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan with respect to any individual who becomes a Radio Employee after the Benefits Transition Date and on or prior to the Distribution Date, based on the principles and procedures set forth in this Section 8.3(b). Notwithstanding any provision of this Agreement to the contrary (including the definition of “Radio Business”), the Radio Excess 401(k) Plan shall assume and retain all Liabilities of any former employee of any terminated, divested or discontinued business or operations that at the time of termination, divestiture or discontinuation primarily related to the Radio Business as then conducted, provided that such Liabilities shall not exceed as of the Distribution Date $250,000.

Section 8.4 Collective Bargaining Agreements and Multiemployer Plans. The Radio Group shall retain or otherwise be responsible for all Collective Bargaining Agreements applicable to Radio Employees or Former Radio Employees in connection with their services to the Business (the “Radio CBAs”). The Radio Group shall also retain or otherwise be responsible for all liabilities in respect of any “multiemployer plans” (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) (the “Radio Multiemployer Plans”) in which Radio Employees or Former Radio Employees participate or are eligible to receive benefits in connection with their services to the Business, including any “withdrawal liability” (within the meaning of Section 4201 of ERISA). If any “withdrawal liability” is imposed upon the CBS Group in respect of any of the Radio Multiemployer Plans, the Radio Group shall promptly indemnify the CBS Group for the full amount of such liabilities and related costs and expenses as soon as practicable following the request of the CBS Group. Prior to the Distribution Date, the Radio Group shall take any action necessary to ensure that the Radio CBAs and all liabilities thereunder and under the Radio Multiemployer Plans are solely obligations of the Radio Group.

Section 8.5 Equity-Based Compensation. Each CBS Option and CBS RSU Award held by a Radio Employee who remains employed by the Radio Group immediately prior to the Effective Time shall be converted pursuant to the Merger Agreement. Any CBS Option or CBS RSU Award that does not convert pursuant to the Merger Agreement shall remain an obligation of the CBS Group and shall be settled (if at all) in accordance with its terms.

Section 8.6 Cash-Based Compensation - Short-Term Bonus Awards. Radio shall assume or retain all liabilities with respect to any bonus awards payable under the annual or short-term incentive plans of the CBS Group or the Radio Group to Radio Employees and Former Radio Employees.

Section 8.7 Certain Welfare Benefit Plans; Workers’ Compensation.

(a) Health and Welfare Plans. Effective as of the applicable Employment Transfer Date, each Radio Employee shall cease participating in the CBS Health and Welfare Plans and become a participant in the Radio Health and Welfare Plans. The Radio Group

shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the Radio Health and Welfare Plans, and the CBS Group shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the CBS Health and Welfare Plans; provided, however, the Radio Group shall reimburse the CBS Group for all costs and expenses incurred by the CBS Group in providing health and welfare benefits with respect to Radio Employees and Former Radio Employees for events giving rise to the cost or expense occurring before the applicable Employment Transfer Date (but for (i) COBRA continuation coverage and (ii) health and welfare benefits provided following the date a Radio Employee or Former Radio Employee becomes disabled under a long-term disability plan or program of the CBS Group, in each case, without regard to whether the events giving rise to the cost or expense occur before, at or after the Benefits Transition Date). The CBS Group shall send to the Radio Group an invoice for each month following the Benefits Transition Date in which such costs and expenses are incurred specifying the amount to be reimbursed, which invoice shall not include any information that may not be shared pursuant to applicable Law, and Radio shall, or shall cause a member of the Radio Group to, reimburse such costs and expenses within 15 days of receipt of such invoice.

(b) COBRA Compliance. Subject to the obligation of the Radio Group to reimburse the CBS Group for all costs and expenses incurred by the CBS Group under CBS Healthcare Plans as described in Section 8.7(a), (i) CBS shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the CBS Health and Welfare Plans with respect to Radio Employees and Former Radio Employees and their covered dependents while any such individual was a participant in the CBS Health and Welfare Plans, and (ii) Radio shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Radio Health and Welfare Plans with respect to Radio Employees and Former Radio Employees and their covered dependents while any such individual was a participant in the Radio Health and Welfare Plans. The Parties agree that the consummation of the transactions contemplated by this Agreement shall not constitute a COBRA-qualifying event for any purpose of COBRA.

(c) Workers’ Compensation Liabilities. Effective as of no later than the Distribution Date, the Radio Group shall adopt workers’ compensation policies (the time such policies become effective, the “WC Effective Time”). All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by a Radio Employee or Former Radio Employee that results from an accident occurring, or from an occupational disease which becomes manifest, prior to the WC Effective Time shall be retained by the CBS Group. All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by a Radio Employee or Former Radio Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the WC Effective Date shall be retained by the Radio Group. Notwithstanding the foregoing, in respect of periods prior to the WC Effective Time, the Radio Group shall continue to reimburse the CBS Group for all workers’ compensation claims costs incurred by the CBS Group in respect of the Radio Employees and Former Radio Employees. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. The CBS Group and Radio Group shall cooperate with respect to any notification to appropriate governmental agencies of the WC Effective Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(d) Severance. A Radio Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by this Agreement. The Radio Group shall be solely responsible for all liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Radio Employee or Former Radio Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other Taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement or Law (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation and Taxes).

(e) Retiree Medical. Effective as of the Distribution Date, CBS shall retain all assets and liabilities with respect to the CBS Retiree Medical Plan, including in respect of Radio Employees and Former Radio Employees who become or are participants under such plan, regardless of whether the event giving rise to the liability occurred before, at or after the Distribution Date.

Section 8.8 Employment Agreements. Any employment agreement between any member of the CBS Group and a Radio Employee or Former Radio Employee shall, as of no later than the Distribution Date, be assigned by such member of the CBS Group to a member of the Radio Group and assumed by such member of the Radio Group.

Section 8.9 Administration.

(a) Sharing of Participant Information. CBS and Radio shall share, and CBS shall cause each member of the CBS Group to share, and Radio shall cause each member of the Radio Group to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Radio Benefit Plans and the CBS Benefit Plans. CBS and Radio and their respective authorized agents shall, subject to applicable Laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

(b) No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the CBS Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any CBS Benefit Plan, any benefit under any CBS Benefit Plan or any trust, insurance policy or funding vehicle related to any CBS Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the Radio Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Radio Benefit Plan, any benefit under any Radio Benefit Plan or any trust, insurance policy or funding vehicle related to any Radio Benefit Plan.

Section 8.10 Certain Liabilities Related to Former Radio Employees. Notwithstanding any provision of this Agreement to the contrary, with respect to Former Radio Employees whose employment with the CBS Group or the Radio Group was terminated prior to January 1, 2017, the CBS Group shall retain Liabilities in respect of (a) cash severance payable following the applicable termination of employment (whether in a lump sum or in the form of base salary continuation), (b) incentive compensation that was earned but unpaid as of the applicable termination of employment and (c) continuation of benefits under the CBS Health and Welfare Plans following the applicable termination of employment.

Section 8.11 Tax Benefits. Notwithstanding any provision of this Agreement or the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of compensation or benefits to be paid by the CBS Group or in respect of which the CBS Group is retaining the Liability. To the extent CBS Group is not permitted to take any such deduction under applicable law, including by reason of a subsequent Final Determination, the Radio Group shall pay the amount of any Tax Benefits (as defined in the Tax Matters Agreement) that result therefrom to the CBS Group within ten (10) days of the date on which such Tax Benefits are realized by the Radio Group.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Limitation of Liability. Neither CBS nor Radio (including Acquiror after the Distribution Date) shall be liable to the other for any (a) exemplary or punitive damages of the other party or (b) special, indirect, incidental or consequential damages or lost profits, in each case, arising in connection with this Agreement; provided, however, the foregoing shall not apply to each Party’s indemnification obligations for liabilities to third parties to the extent set forth in Article VI.

Section 9.2 Public Announcements. From and after the Distribution Date, each of Acquiror and Radio, on the one hand, and CBS, on the other hand, shall consult with the other Party before issuing, and give the other Party the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, the Merger Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) as otherwise set forth in this Agreement; (c) as relates to the reporting by CBS of financial information for periods prior to the Distribution Date or (d) as is substantially consistent with information contained in prior public statements made in accordance with this Section 9.2.

Section 9.3 Further Assurances. Each Party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by Law, or as may be required to carry out the intent and purposes of this Agreement, the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby. On or prior to the Distribution Date, CBS and Radio shall take all actions as may be necessary to approve the stock-based employee benefit plans of Radio in order to satisfy the requirement of Rule 16b-3 under the Exchange Act. Prior to the Distribution Date, if one or more of the Parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement, the Merger Agreement or any other Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

Section 9.4 Expenses. Except as otherwise provided in this Agreement, the Merger Agreement or the Ancillary Agreements, each Party will be responsible for the fees and expenses of such Party.

Section 9.5 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Party against which such waiver is to be asserted; provided that in the event Radio or any member of the Radio Group is the Party against whom such a waiver is asserted, such waiver must be signed by the authorized representative of Acquiror. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

Section 9.6 Remedies. Each of CBS, on the one hand, and Acquiror and Radio, on the other hand, acknowledges and agrees that under certain circumstances the breach by CBS or any of its Affiliates, on the one hand, or Acquiror and Radio or any of their Affiliates, on the other hand, of a term or provision of this Agreement will materially and irreparably harm the other Party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting Party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement. For the avoidance of doubt, Acquiror shall, during the term of this Agreement, have the right to enforce specifically the obligations of CBS and Radio set forth herein. The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 9.7 Performance. Each of the Parties shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

Section 9.8 Successors and Assignment. Except for any assignment by CBS, Radio or Acquiror to its successor (whether by operation of law or otherwise), this Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the express written consent of the other Party (which consent may be granted or withheld in such Party’s sole discretion).

Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to either Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, reorganization, recapitalization or sale of all or substantially all of such Party’s assets or stock.

Section 9.9 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.9):

If to CBS:

CBS Corporation

51 West 52nd Street

New York, NY 10019

Fax:                 212-975-4215

Attention:        General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:                 (212) 403-2000

Attention:        David E. Shapiro, Esq.

                         Marshall P. Shaffer, Esq.

If to Radio, prior to the Effective Time:

CBS Corporation

51 West 52nd Street

New York, NY 10019

Fax:                 212-975-4215A

Attention:        General Counsel

with copies to (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:                 (212) 403-2000

Attention:        David E. Shapiro, Esq.

                         Marshall P. Shaffer, Esq.

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:                 (610) 660-5662

Attention:         Andrew P. Sutor, IV, Senior Vice President and General Counsel

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:                 (312) 993-9767

Attention:        Zachary A. Judd

                         Mark D. Gerstein

If to Radio, after to the Effective Time:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:                 (610) 660-5662

Attention:        Andrew P. Sutor, IV, Senior Vice President and General Counsel

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:                 (312) 993-9767

Attention:        Zachary A. Judd

                         Mark D. Gerstein

Section 9.10 Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Entire Agreement. This Agreement, together with the documents referenced herein (including the Merger Agreement and any Ancillary Agreements) constitute the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of a conflict between the terms of this Agreement and any matters specifically and expressly governed by the Merger Agreement or one of the Ancillary Agreements, the terms of the Merger Agreement or such Ancillary Agreement, as applicable, shall govern. Except as provided herein, this Agreement will not apply to matters relating to Taxes, which shall be exclusively governed by the Tax Matters Agreement.

Section 9.12 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns. Acquiror shall be a third party beneficiary of the rights of Radio under this Agreement, including under Sections 3.1(b), 3.4, 3.5, 5.4(a), 9.5, 9.6, 9.14 and Article VI. As of the Effective Time, this Agreement shall be binding on Acquiror and Acquiror shall, as between CBS and Acquiror, be subject to the obligations and restrictions imposed on, and shall be the beneficiary of the rights of, Radio under this Agreement. This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence and (ii) for the provisions of Article VI with respect to indemnification of Radio Indemnitees, CBS Indemnitees or any other Indemnified Party.

Section 9.13 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 9.14 Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by CBS, Radio and Acquiror.

Section 9.15 Rules of Construction. When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto, unless otherwise defined therein. The definitions and references contained in this Agreement are applicable to the singular as well as the plural forms of such terms and references and to the masculine as well as to the feminine and neuter genders of such terms and references. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. References to dollar amounts are to U.S. dollars, unless otherwise specified. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. For the avoidance of doubt, “consistent with past practice” when used with respect to the members of the Radio Group means the past practice of any members of the Radio Group and the CBS Group with respect the operations of the Radio Group. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Agreement, any provision herein that contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

Section 9.16 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement. If terminated, no Party will have any liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 9.17 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.18 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either CBS, on the one hand, or Radio or Acquiror, on the other hand, or their Affiliates shall have any liability for any obligations or liabilities of CBS, on the one hand, or Radio or Acquiror, on the other hand, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 9.19 Survival of Representations and Covenants.

(a) Except as expressly set forth in the Merger Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement, the Merger Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Merger, Radio Reorganization and the Final Distribution and will remain in full force and effect.

(b) CBS agrees that (i) the representations and warranties set forth in the first two sentences of Section 5.18 of the Merger Agreement are incorporated herein by reference, and (ii) notwithstanding anything to the contrary in the Merger Agreement, such representations and warranties shall survive until the one (1) year anniversary of the Closing Date, and any indemnification claims made pursuant to Section 6.2(a)(iii) shall survive in accordance with the terms of Section 6.2(b).

Section 9.20 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.20.

[Signature Page Follows]

WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized effective on the day and year first above written.

CBS CORPORATION

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	EVP, Corporate Development and Assistant Treasurer

CBS RADIO INC.

By:	/s/ Bryon Rubin
Name:	Bryon Rubin
Title:	Authorized Signatory

[Signature Page to Separation Agreement]